UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Newell Rubbermaid Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 12, 2015

To the Stockholders of NEWELL RUBBERMAID INC.:

You are cordially invited to attend the annual meeting of stockholders of NEWELL RUBBERMAID INC. (the “Company”) to be held on Tuesday, May 12, 2015, at 9:00 a.m., local time at Newell Rubbermaid’s corporate headquarters, Three Glenlake Parkway, Atlanta, Georgia.

At the annual meeting, you will be asked to:

•	Elect twelve directors of the Company nominated by the Board of Directors;

•	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year 2015;

•	Vote on an advisory resolution to approve executive compensation;

•	Vote on a proposal submitted by a stockholder, if properly presented at the meeting; and

•	Transact such other business as may properly come before the annual meeting and any adjournment or postponement of the annual meeting.

Only stockholders of record at the close of business on March 16, 2015 may vote at the annual meeting or any adjournment or postponement thereof.

Whether or not you plan to attend the annual meeting, please act promptly to vote your shares with respect to the proposals described above. You may vote your shares by marking, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided. You also may vote your shares by telephone or through the Internet by following the instructions set forth on the proxy card. If you attend the annual meeting, you may vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or through the Internet.

By Order of the Board of Directors,

Bradford R. Turner
Senior Vice President – General Counsel & Corporate Secretary

April 1, 2015

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on

May 12, 2015—the Company’s Proxy Statement and 2014 Annual Report to Stockholders are available at

WWW.PROXYVOTE.COM

NEWELL RUBBERMAID INC.

Three Glenlake Parkway

Atlanta, Georgia 30328

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 12, 2015

You are receiving this Proxy Statement and proxy card from us because you own shares of common stock of Newell Rubbermaid Inc. (the “Company”). This Proxy Statement describes the items on which the Company would like you to vote. It also gives you information so that you can make an informed voting decision. The Company first mailed this Proxy Statement and the proxy card to stockholders on or about April 1, 2015.

DATE, TIME AND PLACE OF THE ANNUAL MEETING

The Company will hold the annual meeting at Newell Rubbermaid’s corporate headquarters, Three Glenlake Parkway, Atlanta, Georgia, at 9:00 a.m., local time, on Tuesday, May 12, 2015.

QUESTIONS AND ANSWERS ABOUT

VOTING AT THE ANNUAL MEETING AND RELATED MATTERS

Who is entitled to vote at the annual meeting?

Record holders of the Company’s common stock at the close of business on March 16, 2015 are entitled to notice of and to vote at the annual meeting. On the record date, approximately 268,977,505 shares of common stock were issued and eligible to vote.

What constitutes a quorum for the annual meeting?

A quorum of stockholders is necessary to take action at the annual meeting. A majority of the outstanding shares of common stock of the Company, present in person or by proxy, will constitute a quorum. Votes cast in person or by proxy at the annual meeting will be tabulated by the inspectors of election appointed for the annual meeting. The inspectors of election will determine whether a quorum is present at the annual meeting. The inspectors of election will treat instructions to withhold authority, abstentions and broker non-votes as present for purposes of determining the presence of a quorum. In the event that a quorum is not present at the annual meeting, the Company expects that the annual meeting will be adjourned to solicit additional proxies.

How are votes counted?

You are entitled to one vote for each share you own on the record date on the election of directors and each proposal to be considered at the annual meeting. If your common stock is held in “street name” (i.e., in the name of a bank, broker or other record holder), you will need to instruct your broker or bank regarding how to vote your common stock. Pursuant to New York Stock Exchange (“NYSE”) rules, your broker or bank does not have discretion to vote your common stock without your instructions regarding the election of directors, the advisory vote on executive compensation and the stockholder proposal. If you do not provide your broker or bank with voting instructions regarding these proposals, your shares of common stock will not be considered present at the annual meeting of stockholders for purposes of voting on these proposals. However, please note that banks and brokers that have not received voting instructions from their clients may vote their clients’ shares on the ratification of the appointment of Ernst & Young LLP.

How many votes are required to elect a director or approve a proposal?

Election of Directors. Directors receiving a majority of votes cast with respect to that director’s election (number of shares voted “for” a director must exceed the number of votes cast “against” that director) will be elected as a director. Shares not present, shares not voting and shares voting “abstain” will have no effect on the election of directors.

Other Proposals. The vote required for the ratification of the appointment of Ernst & Young LLP, the approval of executive compensation in the advisory vote, the stockholder proposal and the approval of any other proposal that may properly come before the annual meeting or any adjournment or postponement of the meeting is the affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote at the annual meeting. With respect to any such proposal, you may vote in favor of or against the item or you may abstain from voting. Any proxy marked “abstain” with respect to such proposal will have the effect of a vote against the proposal.

How do I vote my shares?

You may attend the annual meeting and vote your shares in person. You also may choose to submit your proxies by any of the following methods:

•

Voting by Mail.    If you choose to vote by mail, simply complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. Your shares will be voted in accordance with the instructions on your proxy card. If you sign your proxy card and return it without marking any voting instructions, your shares will be voted FOR the election of all director nominees, FOR the ratification of the appointment of Ernst & Young LLP, FOR the Advisory Resolution to Approve Executive Compensation, AGAINST the shareholder proposal and in the discretion of the persons named as proxies on all other matters that may properly come before the annual meeting or any adjournment or postponement of the meeting.

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Voting by Telephone.    You may vote your shares by telephone by calling the toll-free telephone number provided on your proxy card. Telephone voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on your proxy card. The procedures permit you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by telephone, you should not return your proxy card.

•

Voting by Internet.    You also may vote through the Internet by signing on to the website identified on your proxy card and following the procedures described in the website. Internet voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on your proxy card. The procedures permit you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by Internet, you should not return your proxy card.

If you are a stockholder whose shares are held in street name, you must either direct the record holder of your shares how to vote your shares or obtain a proxy, executed in your favor, from the record holder to be able to vote at the annual meeting.

This Proxy Statement is also being used to solicit voting instructions for the shares of the Company’s common stock held by the trustee of the Newell Rubbermaid 401(k) Savings and Retirement Plan for the benefit of plan participants. Participants in this plan have the right to direct the trustee regarding how to vote the shares of Company stock credited to their accounts. Unless otherwise required by law, the shares credited to each participant’s account will be voted as directed. Participants in this plan may direct the trustee by telephone, through the Internet or by completing and returning a voting card. If valid instructions are not received from a Newell Rubbermaid 401(k) Savings and Retirement Plan participant by 11:59 Eastern Daylight Time on May 11, 2015, a participant’s shares will be voted proportionately by the trustee in the same manner in which the trustee votes all shares for which it has received valid instructions.

How may I revoke or change my vote?

You may revoke your proxy at any time before it is voted at the annual meeting by any of the following methods:

•	Submitting a later-dated proxy by mail, over the telephone or through the Internet.

•

Sending a written notice, including by facsimile, to the Corporate Secretary of the Company. You must send any written notice of a revocation of a proxy so that it is received before the taking of the vote at the annual meeting to:

Newell Rubbermaid Inc.

Three Glenlake Parkway

Atlanta, Georgia 30328

Facsimile: 1-770-677-8717

Attention: Corporate Secretary

•

Attending the annual meeting and voting in person. Your attendance at the annual meeting will not in and of itself revoke your proxy. You must also vote your shares at the annual meeting. If your shares are held in “street name” by a bank, broker or other record holder, you must obtain a proxy, executed in your favor, from the record holder to be able to vote at the annual meeting.

If you require assistance in changing or revoking your proxy, please contact the Company’s proxy solicitor at the following address or telephone number:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

Phone Number: 1-800-662-5200

Who will count the votes?

Representatives from Broadridge Financial Solutions, Inc. will tabulate the votes and act as an independent inspector of election for the annual meeting.

Where can I find the voting results of the annual meeting?

The Company will include the voting results of the annual meeting in a Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission (“SEC”) not later than May 18, 2015.

Who will pay the costs of solicitation of proxies?

This Proxy Statement and the accompanying proxy card are being furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of the Company. The Company will pay the costs of soliciting proxies.

Who is the Company’s proxy solicitor?

The Company has retained Morrow & Co., LLC to aid in the solicitation of proxies and to verify certain records related to the solicitation. The Company will pay Morrow & Co., LLC, a fee of $11,500 as compensation for its services and will reimburse it for its reasonable out-of-pocket expenses.

In addition to solicitation by mail, directors, officers and employees of the Company, at no additional compensation, may solicit proxies from stockholders by telephone, facsimile, Internet or in person. Upon request, the Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in sending the proxy materials to beneficial owners.

How do I submit a stockholder proposal for the 2016 annual meeting?

To be considered for inclusion in next year’s proxy materials, stockholder proposals to be presented at the Company’s 2016 annual meeting of stockholders must be in writing and be received by the Company no later than December 3, 2015. At the 2016 annual meeting, the Company’s management will be able to vote proxies in its discretion on any proposal not included in the Company’s proxy statement for such meeting if the Company does not receive notice of the proposal on or before February 12, 2016.

If a stockholder does not submit a proposal for inclusion in next year’s proxy statement, but instead wishes to present it directly at the 2016 annual meeting, the Company’s By-Laws require that the stockholder notify the Company of such proposal in writing no later than 90 days prior to the anniversary date of the 2015 annual meeting, or February 12, 2016. The stockholder must also comply with the requirements of Section 2.12 of the Company’s By-Laws with respect to stockholder proposals.

How do I nominate a candidate for election as a director at the 2016 annual meeting?

Any stockholder wishing to nominate a candidate for election as a director at the Company’s 2016 annual meeting must notify the Company in writing no later than February 12, 2016. Such notice must include appropriate biographical information and otherwise comply with the requirements of the Company’s Restated Certificate of Incorporation and By-Laws relating to stockholder nominations of directors.

How do I provide a notice of my intention to present proposals and director nominations at the 2016 annual meeting?

Notices of intention to present proposals and director nominations at the 2016 annual meeting or requests in connection therewith, including requests for copies of the relevant provisions of the Company’s Restated Certificate of Incorporation or By-Laws relating to proposals and director nominations, should be addressed to Newell Rubbermaid Inc., Three Glenlake Parkway, Atlanta, Georgia 30328, Attention: Corporate Secretary.

How can I obtain a copy of the Company’s 2014 annual report on Form 10-K?

A copy of the Company’s 2014 annual report on Form 10-K (including the financial statements and financial statement schedules), as filed with the SEC, may be obtained without charge upon written request to the office of the Corporate Secretary of the Company at Three Glenlake Parkway, Atlanta, Georgia 30328. A copy of the Company’s Form 10-K and other periodic filings also may be obtained under the “SEC Filings” link on the Company’s website at www.newellrubbermaid.com and from the SEC’s EDGAR database at www.sec.gov. The information contained on, or accessible from, the Company’s website is not incorporated by reference into this proxy statement or any other report or document the Company files with or furnishes to the SEC, and references to the Company’s website are intended to be inactive textual references only.

Could other business be conducted at the annual meeting?

The Board of Directors does not know of any business to be brought before the annual meeting other than the matters described in the notice of annual meeting. However, if any other matters properly come before the annual meeting or any adjournment or postponement of the annual meeting, each person named in the accompanying proxy intends to vote the proxy in accordance with his judgment on such matters.

PROPOSAL 1—ELECTION OF DIRECTORS

The Board of Directors has selected the following twelve nominees recommended by the Nominating/Governance Committee for election to the Board of Directors. Although the number of directors is currently set at thirteen, on February 11, 2015, the Board determined that as of the date of the annual meeting the number of directors would be twelve. The directors will hold office from their election until the next annual meeting of Stockholders, or until their successors are elected and qualified. In this regard, on December 22, 2014, Elizabeth Cuthbert-Millett notified the Company of her decision not to stand for reelection to the Board of Directors of the Company at the annual meeting. Ms. Cuthbert-Millett will continue to serve as a director and a member of the Organizational Development & Compensation Committee and the Nominating/Governance Committee of the Board of Directors until the date of the annual meeting.

Proxies will be voted, unless otherwise indicated, FOR the election of the twelve nominees for director. All of the nominees are currently serving as directors of the Company and have consented to serve as directors if elected at this year’s annual meeting. The Company has no reason to believe that any of the nominees will be unable to serve as a director. However, should any nominee be unable to serve if elected, the Board of Directors may reduce the number of directors, or proxies may be voted for another person nominated as a substitute by the Board of Directors.

The Board of Directors unanimously recommends that you vote FOR the election of each nominee for director.

Name and Background	Director Since

Thomas E. Clarke, age 63, has been President, Nike Innovation of Nike, Inc. (a designer, developer and marketer of footwear, apparel, equipment and accessory products) since 2013. Dr. Clarke joined Nike, Inc. in 1980. He was appointed divisional Vice President in charge of marketing in 1987, corporate Vice President in 1989, General Manager in 1990, and he served as President and Chief Operating Officer from 1994 to 2000 and as President of New Business Ventures from 2001 to 2013. Dr. Clarke previously held various positions with Nike, Inc., primarily in research, design, development and marketing. Dr. Clarke also serves on the Board of Directors of Starwood, Inc. (a hotels and resorts company). Dr. Clarke has expertise in global brand management, marketing and product development as well as substantial experience in organizational development and knowledge of supply chain operations. Dr. Clarke also played an integral role in the globalization of Nike. He also has substantial institutional knowledge regarding the Company, including its operations and industries, due to his longstanding service to the Board.

2003

Kevin C. Conroy, age 54, has been President, Digital and Enterprise Development, Univision Interactive Media, Inc., Univision Communications, Inc. (the premier media company serving Hispanic America) since January 2009. From 2001 to 2009, he served in a variety of senior programming, product and marketing roles at AOL LLC (a global web services company), most recently as AOL’s Executive Vice President of Global Products and Marketing. From 1995 to 2001, Mr. Conroy served in a number of roles with Bertelsmann AG (a transnational media corporation), including as Chief Marketing Officer & President, New Technology, BMG Entertainment. Mr. Conroy has significant global experience in advertising and media with particular expertise in the Internet and online and mobile media businesses. Mr. Conroy is also a director of Sotheby’s (a global auctioneer of authenticated fine art, decorative art and jewelry). He has led large global efforts to build consumer websites and software applications and has managed a number of popular Internet brands.

2011

Scott S. Cowen, age 68, has been the President Emeritus of Tulane University and Seymour S Goodman Memorial Professor of Business since July 2014. Prior thereto, he was Distinguished University Professor and President of Tulane University and Seymour S Goodman Memorial Professor of Business since 1998. From 1984 to 1998, Dr. Cowen served as Dean and Albert J. Weatherhead III Professor of

Name and Background	Director Since

    Management, Weatherhead School of Management, Case Western Reserve University. Prior to his departure in 1998, Dr. Cowen had been associated with Case Western Reserve University in various capacities since 1976. Dr. Cowen is also a director of Barnes and Noble Inc. (a book retailer), Forest City Enterprises, Inc. (a real estate developer) and NAACO Industries Inc. (a coal mining, small appliance and specialty retail manufacturer and marketer). Dr. Cowen is a former member of the Board of Directors of Jo-Ann Stores, Inc. (an operator of retail fabric shops) and American Greetings Corp. (a manufacturer of greeting cards and related merchandise). Dr. Cowen has been a director since the Company completed its merger with Rubbermaid. He has extensive academic and professional expertise in the areas of strategic financial management systems, corporate governance and leadership, including as a consultant with public companies in these areas and significant experience in crisis management (including in connection with recovery from Hurricane Katrina). Dr. Cowen also has substantial institutional knowledge regarding the Company, including its operations and industries, due to his longstanding service to the Board.

1999

Michael T. Cowhig, age 68, has been Chairman of the Board since February 2010. He retired in December 2006 as President, Global Technical and Manufacturing of The Procter & Gamble Company—Gillette Global Business Unit, a post he held beginning October 2005. Prior thereto, he held the position of President, Global Technical and Manufacturing of The Gillette Company from January 2004 to October 2005. Mr. Cowhig joined Gillette in 1968, and thereafter served in a variety of roles, including Senior Vice President, Global Manufacturing and Technical Operations—Stationery Products from 1996 to 1997, Senior Vice President, Manufacturing and Technical Operations—Grooming from 1997 to 2000, Senior Vice President, Global Supply Chain and Business Development from 2000 to 2002, and Senior Vice President, Global Manufacturing and Technical Operations from 2002 to 2004. Mr. Cowhig has considerable operational expertise and global leadership experience, and he has demonstrated success in meeting the demands of product innovation by leveraging manufacturing technology with an intense focus on delivering cost reductions. He also has a strong track record for operational success, proven leadership abilities and knowledge of supply chain operations. Mr. Cowhig has substantial institutional knowledge regarding the Company, including its operations and industries, due to his longstanding service to the Board. Mr. Cowhig is a former member of the Board of Directors of CCL Industries (a global specialty packaging company).

2005

Domenico De Sole, age 71, has been the Chairman of Tom Ford International since 2005. Prior thereto he was President and Chief Executive Officer of Gucci Group NV, and Chairman of the Group’s Management Board, a post he held from 1995 to 2004. From 1984 to 1994, Mr. De Sole served as Chief Executive Officer of Gucci America. Prior thereto, Mr. De Sole was a partner with Patton Boggs & Blow (a law firm) from 1970 to 1984. Mr. De Sole also serves on the Board of Directors of GAP, Inc. (a clothing retailer), Ermenegildo Zegna (a manufacturer and marketer of men’s luxury clothing), Sotheby’s (a global auctioneer of authenticated fine art, decorative art and jewelry) and is a Member of the Advisory Board of Harvard Law School. Mr. De Sole is a former member of the Boards of Directors of Bausch & Lomb Incorporated (a manufacturer and marketer of eye care products), Delta Air Lines, Inc., Labelux SA (a manufacturer and marketer of luxury apparel), The Procter & Gamble Company and Telecom Italia S.p.A. Mr. De Sole has extensive global business experience as well as significant expertise in building and developing luxury brands and strengthening global marketing and operations, all of which are relevant to the Company as it invests in growing its premium brands worldwide.

2007

Name and Background	Director Since

Cynthia A. Montgomery, age 62, is the Timken Professor of Business Administration at the Harvard University Graduate School of Business, where she has served on the faculty since 1989. Prior thereto, Dr. Montgomery was a Professor at the Kellogg School of Management at Northwestern University from 1985 to 1989. Dr. Montgomery also serves on the Board of Directors of several BlackRock Mutual Funds. Dr. Montgomery has conducted extensive research in the areas of strategy and corporate governance, including in particular issues relating to boards of directors, the creation of value across multiple lines of business, and the role leaders play in developing and implementing strategy. She also has substantial institutional knowledge regarding the Company, including its operations and industries, due to her longstanding service to the Board.

1995

Christopher D. O’Leary, age 55, has been Executive Vice President and Chief Operating Officer, International of General Mills, Inc. (an international manufacturer and marketer of branded consumer foods) since 2006. Mr. O’Leary joined General Mills in 1997 as Vice President, Corporate Growth. He was elected a Senior Vice President in 1999 and President of the Meals division in 2001. Prior to joining General Mills, he spent 17 years at PepsiCo, Inc., last serving as President and Chief Executive Officer of the Hostess Frito-Lay business in Canada. Mr. O’Leary also serves as a director of Telephone & Data Systems, Inc. (a provider of telecommunications services). Mr. O’Leary has broad experience in global brand building and general management with significant knowledge and experience in retail and marketing, as well as significant, high-level experience in managing retail businesses.

2014

Jose Ignacio Perez-Lizaur, age 63, retired in 2010 as the Executive Vice President, Operations, of the Sam’s Club division of Walmart Stores, Inc., a post he held since 2009. From 1987 to 2009, Mr. Perez-Lizaur served in various management roles within Walmart’s Latin American operations, most recently as the President and CEO of Walmart Central America from 2006 to 2008. Prior to his tenure at Walmart, Mr. Perez-Lizaur held several positions in the Mexican government. Mr. Perez-Lizaur also serves on the Board of Directors of Grupo Bimbo, S.A.B. de C.V. (Mexico’s largest commercial bakery operation). Mr. Perez-Lizaur has distinguished international management experience, with a focus on Latin American retail markets, and possesses a deep knowledge of both the challenges and opportunities of pursuing business growth across the region.

2012

Michael B. Polk, age 54, has been President and Chief Executive Officer of the Company since July 2011. Prior thereto, he was President, Global Foods, Home & Personal Care, Unilever (a consumer packaged goods manufacturer and marketer) since 2010. Mr. Polk joined Unilever in 2003 as Chief Operating Officer Unilever Foods USA and subsequently became President, Unilever USA in 2005. From 2007 to 2010, Mr. Polk served as President, Unilever Americas. Prior to joining Unilever, Mr. Polk spent sixteen years at Kraft Foods Inc. and three years at The Procter & Gamble Company. At Kraft Foods, Mr. Polk was President, Kraft Foods Asia Pacific, President, Biscuits and Snacks Sector, and was a member of the Kraft Foods Management Committee. Mr. Polk brings outstanding global marketing, consumer innovation, customer development and operations leadership to the Board. He has been successful in leading multi-billion dollar brands, in managing diverse product categories and navigating complex geographies. Mr. Polk serves on the Board of Directors of Colgate-Palmolive Company (a manufacturer and marketer of consumer products) and is a former member of the Board of Directors of The Yankee Candle Company, Inc. (a manufacturer and retailer of home fragrance products).

2009

Name and Background	Director Since

Steven J. Strobel, age 57, has been the Senior Vice President and Chief Financial Officer of Hill-Rom Holdings, Inc. (a manufacturer and marketer of hospital furniture, medical equipment and medical technology systems) since December 2014. Prior thereto, Mr. Strobel was the Executive Vice President and Chief Financial Officer and a Director of BlueStar Energy Solutions (a retail electricity supplier) from August 2009 to March 2012, when it was acquired by American Electric Power. Mr. Strobel served as Senior Vice President—Treasurer of Motorola, Inc. (a wireless and broadband communications company) from June 2007 to March 2008. He served as Motorola’s Senior Vice President—Corporate Controller from 2003 to June 2007. From 2000 to 2003, Mr. Strobel was Vice President—Finance and Treasurer for Owens Corning (a manufacturer and marketer of building material and composites systems). From 1996 to 1999, Mr. Strobel served as Owens Corning’s Vice President—Corporate Controller. From 1986 to 1996, Mr. Strobel served in a number of roles with Kraft Foods, a former division of Philip Morris Companies, Inc. (a manufacturer and marketer of consumer products). While at Kraft, he held various financial positions, including Vice President, Finance, Kraft Grocery Products Division; Vice President and Controller, Kraft USA Operations; and Chief Financial Officer, Kraft Foods Canada. Mr. Strobel has substantial experience in financial matters and leadership in both consumer and industrial markets. Mr. Strobel also has considerable experience with global, multi-divisional business models and a deep understanding of building brands and driving innovation at well-respected companies. He also has substantial institutional knowledge regarding the Company, including its operations and industries, due to his longstanding service to the Board.

2006

Michael A. Todman, age 57, has been Vice Chairman, Whirlpool Corporation (a manufacturer and marketer of major home appliances) since November 2014. Prior thereto, he was President, Whirlpool International since December 2009 and has been a member of the Board of Directors of Whirlpool Corporation since January 1, 2006. Prior thereto, he served as President, Whirlpool North America from June 2007 to December 2009. He served as President, Whirlpool International from January 2006 to June 2007 and served as Executive Vice President and President of Whirlpool Europe from October 2001 to January 2006. From March 2001 to October 2001, he served as Executive Vice President, North America of Whirlpool Corporation. From 1993 to 1999, Mr. Todman served in a number of roles at Whirlpool, including Senior Vice President, Sales and Marketing, North America; Vice President, Sears Sales and Marketing; Vice President, Product Management; Controller of North America; Vice President, Consumer Services, Whirlpool Europe; General Manager, Northern Europe; and Director, Finance, United Kingdom. Prior to joining Whirlpool, Mr. Todman held a variety of leadership positions at Wang Laboratories, Inc. (a developer and manufacturer of computer products) and Price Waterhouse and Co. He also serves on the Board of Directors of Brown-Forman Corporation (a manufacturer and marketer of alcoholic beverages) and on the Board of Trustees of Georgetown University and the Board of Regents of Loyola University of Chicago. Mr. Todman has distinguished international management experience as well as extensive sales and marketing leadership experience in his career with Whirlpool. He also has substantial institutional knowledge regarding the Company, including its operations and industries, due to his longstanding service to the Board.

2007

Raymond G. Viault, age 70, retired in January 2005 as Vice Chairman of General Mills, Inc., a post he held since 1996. From 1990 to 1996, Mr. Viault was President of Kraft Jacobs Suchard in Zurich, Switzerland. Mr. Viault was with Kraft General Foods for a total of 20 years, serving in a variety of major marketing and general management

Name and Background	Director Since

    positions. Mr. Viault is also a director of VF Corp. (an apparel company). Mr. Viault is a former member of the Board of Directors of Cadbury plc (a manufacturer and marketer of foods and beverages) and Safeway Inc. (a food and drug retailer). Mr. Viault has broad experience in global brand building and general management and has substantial expertise in international matters and integration of acquired businesses and has made contributions as a board member of other organizations. He also has substantial institutional knowledge regarding the Company, including its operations and industries, due to his longstanding service to the Board.

2002

INFORMATION REGARDING BOARD OF DIRECTORS AND COMMITTEES

AND CORPORATE GOVERNANCE

General

The primary responsibility of the Board of Directors is to oversee the affairs of the Company for the benefit of the Company’s stockholders. To assist it in fulfilling its duties, the Board of Directors has delegated certain authority to the Audit Committee, the Finance Committee, the Organizational Development & Compensation Committee and the Nominating/Governance Committee. The duties and responsibilities of these standing committees are described below under “Committees.”

The Board of Directors has adopted the “Newell Rubbermaid Inc. Corporate Governance Guidelines.” The purpose of these guidelines is to ensure that the Company’s corporate governance practices enhance the Board’s ability to discharge its duties on behalf of the Company’s stockholders. The Corporate Governance Guidelines are available under the “Corporate Governance” link on the Company’s website at www.newellrubbermaid.com and may be obtained in print without charge upon written request by any stockholder to the office of the Corporate Secretary of the Company at Three Glenlake Parkway, Atlanta, Georgia 30328. The Corporate Governance Guidelines include:

•	a requirement that a majority of the Board will be “independent directors,” as defined under the applicable rules of the NYSE and any standards adopted by the Board of Directors from time to time;

•

a requirement that all members of the Audit Committee, the Finance Committee, the Organizational Development & Compensation Committee and the Nominating/Governance Committee will be “independent directors”;

•	a requirement that a director submit his or her resignation to the Board for consideration in the event he or she is not elected by a majority of the votes cast in an uncontested election;

•	mandatory director retirement at the annual meeting immediately following the attainment of age 72;

•

regular executive sessions of non-management directors outside the presence of management at least four times a year, provided that if the non-management directors include one or more directors who are not “independent directors” under the applicable NYSE rules, the independent directors also will meet, outside the presence of management in executive session, at least once a year;

•	annual review of the performance of the Board and the Chairman of the Board;

•	regular review of management succession planning and annual performance reviews of the Chief Executive Officer (“CEO”); and

•

the authority of the Board to engage independent legal, financial, accounting and other advisors as it believes necessary or appropriate to assist it in the fulfillment of its responsibilities, without consulting with, or obtaining the advance approval of, any Company officer.

In addition, over the past ten years, the Board has taken the following actions with respect to the Company’s corporate governance practices:

•	terminated the Company’s shareholder rights plan, or poison pill;

•	adopted a formal procedure in its Corporate Governance Guidelines to address and respond to successful stockholder proposals;

•	implemented majority voting for directors;

•	recommended a proposal to eliminate supermajority voting requirements in the Company’s charter documents which was approved by stockholders;

•	adopted a “clawback,” or recoupment, policy with respect to the incentive compensation of executive officers;

•	recommended a proposal to amend the Company’s Restated Certificate of Incorporation to provide for the annual election of directors which was approved by stockholders; and

•

adopted changes to the Company’s By-Laws to permit stockholders who own 15% or more of the Company’s outstanding common stock, on an aggregate net long basis, to call a special meeting of stockholders.

The positions of Chairperson of the Board and CEO are usually held by different persons. The Board believes that this separation has served the Company well for many years. However, the Board is free to change this at any time and in the manner it determines to be best for the Company under the then existing circumstances. Should the Chairperson position be held by the CEO, the Board will appoint a lead director.

Director Independence

Pursuant to the Corporate Governance Guidelines, the Board of Directors undertook its annual review of director independence in February 2015. During this review, the Board of Directors considered whether or not each director has any material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and has otherwise complied with the requirements for independence under the applicable NYSE rules.

As a result of these reviews, the Board of Directors affirmatively determined that all of the Company’s current directors are “independent” of the Company and its management within the meaning of the applicable NYSE rules and under the standards set forth in the Corporate Governance Guidelines, with the exception of Michael B. Polk. Mr. Polk is not considered an independent director because of his employment as President and CEO of the Company.

Meetings

The Company’s Board of Directors held seven meetings during 2014. All directors attended at least 75% of the Board meetings and meetings of Board committees on which they served. Under the Company’s Corporate Governance Guidelines, each director is expected to attend the annual meeting of the Company’s stockholders. All of the directors attended the 2014 annual meeting of stockholders with the exception of Mr. Conroy, who missed the meeting due to his attendance at a significant business event for his employer.

The Company’s non-management directors held four meetings during 2014 separately in executive session without any members of management present. The Company’s Corporate Governance Guidelines provide that the presiding director at each such session is the Chairman of the Board or lead director, or in his or her absence, the person the Chairman of the Board or lead director so appoints. The Chairman of the Board currently presides over executive sessions of the non-management directors.

Committees

The Board of Directors has an Audit Committee, a Finance Committee, an Organizational Development & Compensation Committee and a Nominating/Governance Committee.

Audit Committee.    The Audit Committee, whose Chair is Mr. Strobel and whose other current members are Dr. Montgomery, Mr. Perez-Lizaur, Mr. Todman and Mr. Viault, met twelve times during 2014. The Board of Directors has affirmatively determined that each current member of the committee is an “independent director” for purposes of the Audit Committee under the applicable SEC regulations, the applicable NYSE rules and the Company’s Corporate Governance Guidelines. Further, the Board of Directors has affirmatively determined that each of Mr. Strobel, Mr. Todman and Mr. Viault is qualified as an “audit committee financial expert” within the meaning of the applicable SEC regulations.

The Audit Committee assists the Board of Directors in fulfilling its fiduciary obligations to oversee:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the qualifications and independence of the Company’s independent registered public accounting firm;

•	the performance of the Company’s internal audit function and independent registered public accounting firm; and

•	the Company’s overall risk management profile and the Company’s process for assessing significant business risks.

In addition, the Audit Committee:

•	is directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent registered public accounting firm;

•

has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters, including procedures for confidential, anonymous submission by employees of concerns regarding questionable accounting or audit matters; and

•	has the authority to engage independent counsel and other advisors as it deems necessary to carry out its duties.

Finance Committee.    The Finance Committee, established by the Board of Directors in August 2014, is chaired by Dr. Cowen. Other current members are Dr. Clarke, Mr. Strobel, Mr. Todman and Mr. Viault. The Finance Committee met two times in 2014. The Board of Directors has affirmatively determined that each member of the Finance Committee is an “independent director” within the meaning of the applicable NYSE rules and the Company’s Corporate Governance Guidelines.

The Finance Committee is principally responsible for:

•	reviewing the Company’s capital structure, including its dividend policy and stock repurchase programs;

•	reviewing and recommending, as appropriate, acquisitions, divestitures, partnerships and other business combinations; and

•	reviewing the Company’s tax planning and treasury activities and key financial policies.

Organizational Development & Compensation Committee.    The Organizational Development & Compensation Committee, whose Chair is Dr. Clarke and whose other current members are Mr. Conroy, Dr. Cowen, Ms. Cuthbert-Millett, Mr. De Sole and Mr. O’Leary met six times during 2014. The Board of Directors has affirmatively determined that each member of the committee is an “independent director” for purposes of the Organizational Development & Compensation Committee under the applicable SEC regulations, the applicable NYSE rules and the Company’s Corporate Governance Guidelines.

The Organizational Development & Compensation Committee is principally responsible for:

•	assisting the independent directors in evaluating the CEO’s performance and fixing the CEO’s compensation;

•	making recommendations to the Board with respect to incentive-compensation plans, equity-based plans and director compensation;

•	reviewing and approving the compensation for executives other than the CEO; and

•	assisting the Board in management succession planning.

Additional information on the Organizational Development & Compensation Committee’s processes and procedures for the selection of a compensation consultant and consideration and determination of executive and director compensation is addressed below under the caption “Executive Compensation—Compensation Discussion and Analysis.”

Nominating/Governance Committee.    The Nominating/Governance Committee, whose Chair is Dr. Montgomery and whose other current members are Mr. Conroy, Ms. Cuthbert-Millett, Mr. De Sole, Mr. O’Leary and Mr. Perez-Lizaur met four times during 2014. The Board of Directors has affirmatively determined that each member of the Nominating/Governance Committee is an “independent director” within the meaning of the applicable NYSE rules and the Company’s Corporate Governance Guidelines.

The Nominating/Governance Committee is principally responsible for:

•	identifying and recommending to the Board of Directors candidates for nomination or appointment as directors;

•	reviewing and recommending to the Board of Directors appointments to Board committees;

•	developing and recommending to the Board of Directors corporate governance guidelines for the Company and any changes to those guidelines;

•

reviewing, from time to time, the Company’s Code of Business Conduct and Ethics and certain other policies and programs intended to promote compliance by the Company with its legal and ethical obligations, and recommending to the Board of Directors any changes to the Company’s Code of Business Conduct and Ethics and such policies and programs; and

•	overseeing the Board of Directors’ annual evaluation of its own performance.

Each of the above committees acts under a written charter that is available under the “Corporate Governance” link on the Company’s website at www.newellrubbermaid.com and may be obtained in print without charge upon written request by any stockholder to the office of the Corporate Secretary of the Company at Three Glenlake Parkway, Atlanta, Georgia 30328.

Board and Management Roles in Risk Oversight.

Management is responsible for the day-to-day management of risk, while the Board of Directors, as a whole and through its committees, provides oversight of the Company’s risk management. The Board engages in risk oversight throughout the year as a matter of course in fulfilling its role overseeing management and business operations. In addition, each year, the full Board receives reports on the strategic plans and related risks facing the Company from senior management, including reports from the Company’s individual functions and businesses and their respective management teams. These risks may include financial risks, political and regulatory risks, legal risks, supply chain risks, competitive risks, information technology risks and other risks relevant to the Company and the way it conducts business.

The Board has delegated to its committees certain elements of its risk oversight function to better coordinate with management and serve the long-term interests of stockholders.

•

The Audit Committee oversees the Company’s risk management process, with specific focus on internal controls, financial statement integrity, compliance programs, fraud risk, legal matters and related risk mitigation. In connection with this oversight, the Audit Committee reviews and discusses with management, and, as appropriate, the Company’s internal auditors and the Company’s independent registered public accounting firm, the Company’s risk assessments, the risk management process and issues related to the management of the Company’s business. The Committee also receives an annual enterprise risk management update, which discusses the Company’s major financial, strategic, operational and compliance risk exposures and the steps management has taken to monitor and control such exposures.

•

The Finance Committee oversees risks relating to the Company’s capital structure and financing, including borrowing, liquidity and capital allocation. The Finance Committee also oversees risks associated with stockholder distributions (dividends and stock repurchases), the Company’s insurance programs, long-term benefit obligations and the use of derivatives to manage risk related to foreign currencies, commodities and interest rates.

•

The Organizational Development & Compensation Committee reviews the risk profile of the Company’s compensation policies and practices. This process includes a review of an assessment of the Company’s compensation programs, as described in “Risk Assessment of Compensation Programs” below. The Committee also manages risks associated with employee retention through employee development and succession planning.

•

The Nominating/Governance Committee monitors risks relating to governance matters and recommends appropriate actions in response to those risks. The Nominating/Governance Committee also oversees environmental and health and safety compliance, sustainability, corporate citizenship and government relations.

The Board believes the allocation of risk management responsibilities described above supplements the Board’s leadership structure by allocating risk areas to an appropriate committee for oversight, allows for an orderly escalation of issues as necessary, and helps the Board satisfy its risk oversight responsibilities.

Risk Assessment of Compensation Programs

With respect to compensation practices, the Organizational Development & Compensation Committee considered, with the assistance of management and the independent compensation consultant, whether the Company’s compensation policies and practices in 2014 for its employees, including the named executive officers, would motivate inappropriate levels of risk taking that could have a material adverse effect on the Company. The Organizational Development & Compensation Committee determined that there was no such material adverse effect. The Committee noted the following aspects of the executive compensation program that serve to mitigate any potential risk:

•	The program provides an appropriate balance between cash and equity compensation, fixed and variable compensation, and short-term and long-term compensation.

•	Annual bonus payouts are based on a variety of performance metrics.

•	Annual bonus payouts and performance-based restricted stock units are capped at 200% of target.

•	Long-term incentive equity awards are generally subject to a three-year cliff vesting, thus promoting employee development and retention.

•

Stock ownership guidelines link executives’ interests to increasing the value of the Company’s common stock over the long-term, thus aligning management’s interest with those of the Company’s stockholders.

•	Executive incentive awards are subject to an incentive recoupment policy.

•	The hedging and pledging of Company securities is prohibited.

Director Nomination Process

The Nominating/Governance Committee is responsible for identifying and recommending to the Board of Directors candidates for directorships. The Nominating/Governance Committee considers candidates for Board membership who are recommended by members of the Nominating/Governance Committee, other Board members, members of management and individual stockholders. Once the Nominating/Governance Committee has identified prospective nominees for director, the Board is responsible for selecting such candidates. The Board considers candidates for director who are free of conflicts of interest or relationships that may interfere with the performance of their duties.

As set forth in the Corporate Governance Guidelines, the Board seeks to identify as candidates for director a diverse group of persons from various backgrounds and with a variety of life experiences, a reputation for integrity and good business judgment and experience in highly responsible positions in professions or industries relevant to the conduct of the Company’s business. In selecting director candidates, the Board takes into account the current composition and diversity of the Board (including diversity with respect to race, gender and ethnicity) and the extent to which a candidate’s particular expertise and experience will complement the expertise and experience of other directors. The director nominees include ten former CEOs or senior executives of large public companies, at least eight of whom have extensive international experience, one African-American, one woman, two who were born and raised outside the United States and two academics. The Board of Directors assesses the effectiveness of this policy by conducting the annual review of its own performance discussed below, which evaluates, among other things, whether the Board of Directors and Nominating/Governance Committee are functioning effectively and in compliance with this policy. The Nominating/Governance Committee is responsible for organizing and overseeing the review process and for soliciting the input of all of the directors. From time to time, the Nominating/Governance Committee has engaged the services of global executive search firms to assist the Nominating/Governance Committee and the Board of Directors in identifying and evaluating potential director candidates.

A stockholder who wishes to recommend a director candidate for consideration by the Nominating/Governance Committee should submit such recommendation in writing to the Nominating/Governance Committee at the address set forth below under “Communications with the Board of Directors.” A candidate recommended for consideration must be highly qualified and must be willing and able to serve as a director. Director candidates recommended by stockholders will receive the same consideration given to other candidates and will be evaluated against the criteria outlined above.

Board Evaluations

In order to increase the effectiveness of the Board of Directors, the Nominating/Governance Committee supervises an annual review and evaluation of the performance of the Board of Directors. The evaluation is facilitated by a wide range of questions related to topics including oversight, strategy, management capabilities, structure of the Board of Directors, responsibilities and resources. The Chairperson then reviews the results with the Board of Directors and its committees. In addition, each of the Audit, Nominating/Governance and Organizational Development & Compensation committees conducts an annual self-evaluation. From time to time (most recently in 2013), the Board of Directors may also supplement its evaluation processes by using the services of an independent third-party provider to conduct a more comprehensive self and peer evaluation, which includes individual interviews with each director, attendance at a Board meeting as an observer and review of Board materials.

Communications with the Board of Directors

The independent members of the Board of Directors have adopted the Company’s “Procedures for the Processing and Review of Stockholder Communications to the Board of Directors,” which provide for the processing, review and disposition of all communications sent by stockholders or other interested persons to the Board of Directors. Stockholders and other interested persons may communicate with the Company’s Board of Directors or any member or committee of the Board of Directors by writing to them at the following address:

Newell Rubbermaid Inc.

Attention: [Board of Directors]/[Board Member]

c/o Corporate Secretary

Newell Rubbermaid Inc.

Three Glenlake Parkway

Atlanta, Georgia 30328

Communications directed to the independent or non-management directors should be sent to the attention of the Chairman of the Board or the Chair of the Nominating/Governance Committee, c/o Corporate Secretary, at the address indicated above.

Any complaint or concern regarding financial statement disclosures, accounting, internal accounting controls, auditing matters or violations of the Company’s Code of Ethics for Senior Financial Officers should be sent to the attention of the General Counsel at the address indicated above or may be submitted in a sealed envelope addressed to the Chair of the Audit Committee, c/o General Counsel, at the same address, and labeled with a legend such as: “To Be Opened Only by the Audit Committee.” Such accounting complaints will be processed in accordance with procedures adopted by the Audit Committee. Further information on reporting allegations relating to accounting matters is available under the “Corporate Governance” link on the Company’s website at www.newellrubbermaid.com.

Code of Ethics

The Board of Directors has adopted a “Code of Ethics for Senior Financial Officers,” which is applicable to the Company’s senior financial officers, including the Company’s principal executive officer, principal financial officer, principal accounting officer and controller. The Company also has a separate “Code of Business Conduct and Ethics” that is applicable to all Company employees, including each of the Company’s directors and officers. Both the Code of Ethics for Senior Financial Officers and the Code of Business Conduct and Ethics are available under the “Corporate Governance” link on the Company’s website at www.newellrubbermaid.com. The Company posts any amendments to or waivers of its Code of Ethics for Senior Financial Officers or to the Code of Business Conduct and Ethics (to the extent applicable to the Company’s directors or executive officers) at the same location on the Company’s website. In addition, copies of the Code of Ethics for Senior Financial Officers and of the Code of Business Conduct and Ethics may be obtained in print without charge upon written request by any stockholder to the office of the Corporate Secretary of the Company at Three Glenlake Parkway, Atlanta, Georgia 30328.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Various Company policies and procedures, which include the Code of Business Conduct and Ethics (applicable to all executive officers and non-employee directors), the Code of Ethics for Senior Financial Officers and annual questionnaires completed by all Company directors and executive officers, require disclosure of transactions or relationships that may constitute conflicts of interest or otherwise require disclosure under applicable SEC rules. Pursuant to its charter, the Company’s Nominating/Governance Committee considers and makes recommendations to the Board of Directors with respect to possible waivers of conflicts of interest or any other provisions of the Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers. Pursuant to the Company’s Corporate Governance Guidelines, the Nominating/Governance Committee also annually reviews the continuing independence of the Company’s nonemployee directors under applicable law or NYSE rules and reports its findings to the Board of Directors in connection with its independence determinations.

When the Nominating/Governance Committee learns of a transaction or relationship that may constitute a conflict of interest or may cause a director not to be treated as independent, the Committee determines if further investigation is required and, if so, whether it should be conducted by the Company’s legal, internal audit or other staff or by outside advisors. The Committee reviews and evaluates the transaction or relationship, including the results of any investigation, and makes a recommendation to the Board of Directors with respect to whether a conflict or violation exists or will exist or whether a director’s independence is or would be impaired. The Board of Directors, excluding any director who is the subject of the recommendation, receives the report of the Nominating/Governance Committee and makes the relevant determination. These practices are flexible and are not required by any document.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2014, Dr. Clarke, Mr. Conroy, Dr. Cowen, Ms. Cuthbert-Millett, Mr. De Sole, Mr. O’Leary, Mr. Todman and Mr. Viault served on the Organizational Development & Compensation Committee. No member of the Organizational Development & Compensation Committee was, during 2014, an officer or employee of the Company, was formerly an officer of the Company, or had any relationship requiring disclosure by the Company as a related party transaction under Item 404 of Regulation S-K. During 2014, none of the Company’s executive officers served on the board of directors or the compensation committee of any other entity, any officers of which served either on the Company’s Board of Directors or its Organizational Development & Compensation Committee.

ORGANIZATIONAL DEVELOPMENT &

COMPENSATION COMMITTEE REPORT

The Organizational Development & Compensation Committee of the Board of Directors has furnished the following report to the stockholders of the Company in accordance with rules adopted by the Securities and Exchange Commission.

The Organizational Development & Compensation Committee states that the Committee reviewed and discussed with management the Company’s Compensation Discussion and Analysis contained in this Proxy Statement.

Based upon the review and discussions referred to above, the Organizational Development & Compensation Committee recommended to the Board of Directors that the Company’s Compensation Discussion and Analysis be included in this Proxy Statement.

This report is submitted on behalf of the members of the Organizational Development & Compensation Committee:

Thomas E. Clarke, Chair

Kevin C. Conroy

Scott S. Cowen

Elizabeth Cuthbert-Millett

Domenico De Sole

Christopher D. O’Leary

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis explains the material elements of the compensation of the Company’s named executive officers and describes the objectives and principles underlying the Company’s executive compensation program and decisions made in 2014. For 2014, our named executive officers are:

•	Michael B. Polk, President and Chief Executive Officer;

•	John K. Stipancich, Executive Vice President and Chief Financial Officer (Mr. Stipancich also served as General Counsel and Corporate Secretary until April 1, 2015);

•	Douglas L. Martin, Former Executive Vice President and Chief Financial Officer;

•	William A. Burke, III, Executive Vice President and Chief Operating Officer;

•	Paula S. Larson, Executive Vice President and Chief Human Resources Officer; and

•	Mark S. Tarchetti, Executive Vice President and Chief Development Officer.

2014 Highlights

During 2014, the Company continued to execute its Growth Game Plan, a strategy to simplify the organization and free up resources to invest in growth initiatives and strengthened capabilities in support of the Company’s brands. The Company also continued to drive significant organizational change through Project Renewal, a program designed to reduce complexity in the organization and increase investment in the most significant growth platforms within the business, funded by a reduction in structural selling, general & administrative costs. Project Renewal is intended to simplify and align the business around two key activities—Brand & Category Development and Market Execution & Delivery and includes transforming the Company’s structure from a holding company model to an operating company with increased focus and investment in brands and key functional capabilities. In October 2014, the Company announced an expansion of Project Renewal designed to release costs in the areas of procurement, manufacturing and distribution, and through further overhead reduction. The expansion of Project Renewal will focus on significantly reducing the complexity in the business and simplifying the Company’s approach to bringing products and programs to market.

In connection with the Growth Game Plan, the Company also made its first significant acquisitions since 2008:

•	Ignite Holdings, LLC (a designer and marketer of durable beverage containers sold under the Contigo® and Avex® brands ) in September 2014;

•	The assets of bubba brands, inc. (a designer and marketer of durable beverage containers sold under the bubba® brand ) in October 2014; and

•	Baby Jogger Holdings, Inc. (a designer and marketer of premium infant and juvenile products focused on activity strollers and related accessories) in December 2014.

In 2014, the Company continued to deliver on its key financial commitments. Net sales were $5.73 billion, an increase of 2.1% from 2013, with core sales in 2014 increasing 3.0% as compared to 2013. Normalized EPS increased 9.9%, from $1.82 per share to $2.00 per share. For an explanation of core sales and normalized EPS, and a reconciliation of these non-GAAP financial measures to net sales and reported earnings per share, please see Appendix A.

In 2014, the Company’s stock price increased 17.5%, compared to an increase of 8.9% in the 2014 custom comparator group described in more detail under “Competitive Market Data”, 11.4% in the S&P 500 and 7.5% in the Dow Jones Industrial Average (“DJIA”). The Company’s 2014 stock price performance as compared to major indices is shown below:

Over the three-year period ending December 31, 2014, the Company’s total shareholder return (“TSR”) as determined under the Company’s Long-Term Incentive Plan (“LTIP”), which includes dividends, was 119.62%, placing it 3rd out of the group of 22 companies in the 2012 custom comparator group. In addition, the Company’s stock price significantly outperformed both the S&P 500 and the Dow Jones Industrial Average over the same three-year period, with the Company’s stock price rising 135.9%, compared to 63.7% and 45.9% for the S&P 500 and the DJIA, respectively. As a result of the Company’s performance in 2014 and its three-year relative TSR results, the Company’s 2014 Management Cash Bonus Plan (the “Bonus Plan”) and the performance-based restricted stock units (“RSUs”) granted in 2012 paid out at 109.48% and 180%, respectively.

Compensation Program Objectives

Motivate executives to meet or exceed Company performance goals.    A significant portion of an executive’s total compensation is directly tied to achieving the Company’s performance goals. Each year, the Organizational Development & Compensation Committee (the “Committee”) reviews the performance goals and modifies them as appropriate to reflect the Company’s current business objectives and strategies.

Reward individual performance and contributions.    The individual performance evaluation of each executive officer, together with the executive’s contribution to Company performance, generally affects most aspects of each executive’s compensation. For example, the Committee typically considers individual performance in determining an executive’s annual salary, which, in turn, impacts the amount of incentive compensation that the executive could have earned for meeting or exceeding annual performance goals under the Bonus Plan. In addition, the CEO considers the individual performance of his direct reports when recommending any adjustments to the grant value for equity awards made to the executive under the Company’s long-term incentive plan (“LTIP”).

Link the financial interests of executives and stockholders.    In 2014, the Committee used performance-based and time-based RSUs to provide long-term incentive compensation and to link the financial interests of the Company’s executives with those of its stockholders.

Attract and retain the best possible executive talent.    Successful recruiting and retention of talented executives requires the Company to pay compensation at a competitive level. To do that, the Company obtains information about compensation practices of its relevant competitors, and in 2014, the Company used compensation information compiled from its 2014 custom comparator group and published survey data.

Determination of Executive Officer Compensation

Summarized in the table below are roles and responsibilities of the parties that participate in, or have been delegated authority with respect to, the development of the Company’s executive compensation program:

Organizational Development & Compensation Committee

•    Reviews Company performance and other factors, and assesses previously formulated executive objectives against the Company’s actual performance.

•    Certifies the payout level of performance awards, if any, for executives.

•    Reviews and recommends to the independent Board members the CEO’s annual compensation, including salary, bonus and long-term incentives.

•    Approves the annual compensation for all executive officers other than the CEO.

•    Approves the compensation for all newly-hired executive officers other than the CEO.

•    Reviews and sets performance goals under the Bonus Plan and LTIP.

•    Reviews and approves awards (including the terms and conditions of such awards) under the Bonus Plan and LTIP for all executive officers other than the CEO.

•    Approves any severance agreements, change in control agreements or similar agreements between the Company and its executive officers other than the CEO.

Independent Board Members	• Approve the CEO’s annual compensation, including salary, bonus and long-term incentive compensation.

Committee Consultant—Frederic W. Cook & Co., Inc.

•    Assists the Committee in reviewing the effectiveness and competitiveness of the Company’s executive compensation programs and policies.

•    Makes recommendations regarding executive compensation consistent with the Company’s business needs, pay philosophy, market trends, and the latest legal and regulatory considerations.

•    Provides market data as background to decisions regarding CEO and senior executive base salary and annual and long-term incentives.

•    Advises the Committee regarding executive compensation best practices.

•    Maintains independence by providing no other services to the Company (the Committee has evaluated its relationship with Frederic W. Cook & Co., Inc. and has determined that no conflict of interest exists with respect to the services Frederic W. Cook & Co., Inc. provides to the Committee).

CEO

•    Recommends to the Committee, in the case of other executive officers, base salary amounts, equity awards as well as potential adjustments to incentive awards based on individual performance.

•    Participates in the development of annual Company performance goals under the Bonus Plan.

Other Executives

•    The CEO’s management team plays a prominent role in gathering information for, and by participating in meetings of, the Committee.

•    The CEO works with the Executive Vice President – Chief Human Resources Officer regarding recommendations on base salary amounts, annual target bonus and equity awards for executives other than the CEO using competitive market data.

•    The Chief Financial Officer assists in developing recommendations on annual performance goals and determining whether financial performance goals were attained by the Company under the Bonus Plan and LTIP.

In making compensation decisions, the Committee considers a number of factors including competitive market data, competitive philosophy, individual and Company performance, skills, experience, complexity of role and internal pay equity. The Committee does not use a predetermined formula to make its overall decisions but takes into account all the above factors. However, in deciding each performance-based component of compensation for the Company’s executive officers, generally including annual incentive and long-term incentive compensation, the Committee ties payment to normalized earnings per share, core sales growth, normalized gross margin performance and TSR. Such performance goals are intended to align the majority of each executive officer’s compensation with stockholders’ interests over the near and long term.

At the 2014 annual meeting of stockholders, the advisory vote on executive compensation was approved by over 87% of shares voted. The level of support was reviewed by the Committee, which considered the level of support to reflect the support of the vast majority of the Company’s stockholders. In connection with investor feedback, the Committee did review and make changes to the Custom Comparator Group for 2015 as described below.

Pursuant to Section 14A of the Exchange Act, the Company is required to submit to stockholders an advisory resolution to approve the compensation of the Company’s named executive officers, as disclosed in this Compensation Discussion & Analysis and the accompanying compensation tables and narrative. The Company currently submits the advisory vote on executive compensation annually to stockholders, with a vote being held at the 2015 Annual Meeting. See “Proposal 3 – Advisory Resolution to Approve Executive Compensation.” The next such vote will occur at the 2016 Annual Meeting of Stockholders.

Competitive Market Data

Custom Comparator Group

For 2014, the Company used a custom comparator group consisting of companies that participate in the various consumer and commercial products industries in which the Company competes. The companies in the custom comparator group represent the Company’s principal competitors for executive talent and reflect companies of similar size, global presence, business complexity and brand recognition. The following 22 companies were in the Company’s custom comparator group for 2014:

3M Company	Group Seb
Avery Dennison Corporation	Illinois Tool Works Inc.
The Bic Group	Jarden Corp.
Campbell Soup Co.	Kimberly-Clark Corporation
Church & Dwight Inc.	Masco Corporation
The Clorox Company	Mattel, Inc.
Colgate-Palmolive Company	Reckitt-Benckiser Group PLC
Danaher Corporation	Snap-On Inc
Dorel Industries Inc.	Stanley Black & Decker Inc.
Ecolab Inc.	The Sherwin-Williams Company
Energizer Holdings, Inc.	Tupperware Brands Corporation

For 2015, in order to improve alignment with company revenue and enhance focus on consumer products companies, the Company removed 3M Company, Campbell Soup Co. and Danaher Corporation from the custom comparator group and added The Estèe Lauder Companies Inc., Keurig Green Mountain, Inc. and Spectrum Brands Holdings, Inc.

Compensation Survey Data

The Company periodically obtains information on the compensation practices of companies in both the custom comparator group and general industry and compares the Company’s executive compensation components to that data. For 2014, the Company also used compensation information compiled from published compensation surveys, including surveys from Towers Watson and Aon Hewitt. These surveys provide a larger pool of data for a more statistically relevant comparison of compensation levels and pay practices.

In 2014, the Company used competitive practice and survey information as guidance for decisions regarding:

•	the mix of executive compensation that is annual and long-term;

•	the portion of total compensation that is equity or cash; and

•	levels of total direct compensation, both the total and for each element (salary, annual incentive opportunities and long-term incentive opportunities).

For purposes of evaluating relative TSR for performance-based RSUs awarded under the LTIP, the Company uses only the custom comparator group as the most relevant businesses against which the Company competes.

Competitive Philosophy

Each element of the compensation program complements the others and, together, is intended to achieve the Committee’s principal compensation objectives. When decisions about compensation for an executive officer are made, the impact on the total value of all these elements of compensation for the individual is considered. The Committee annually reviews a summary report, or “tally sheet,” which identifies each element of the compensation paid to each executive officer. The Committee uses the summary report to review the overall pay and benefit levels and provide additional perspective on how the executive compensation program meets the Company’s compensation objectives.

The Summary Compensation Table shows the compensation of each named executive officer for the fiscal year ended December 31, 2014. The “Total Compensation” amount shown on the Summary Compensation Table differs from what the Committee views as relevant to its decisions about executive compensation. For example, while retirement benefits constitute a key component of the competitive compensation package offered to executives, and the design and cost of these programs and the benefits they provide are carefully considered, retirement benefits are not viewed as a meaningful measure of annual executive compensation due to the numerous variables involved in, and volatility associated with, calculating their present value.

For executives, the Committee generally targets total direct compensation opportunities (i.e., salary, annual incentive and annual long-term incentive targets) to be competitive with the market 50th percentile while retaining the flexibility to deviate from this target due to individual performance and other factors, including the breadth of the executive’s responsibility, strategic importance of the position, internal equity, the circumstances surrounding the executive’s initial hiring or promotion to a position with increased responsibilities and the desire to promote executive retention.

Mix of Pay

To reinforce the Company’s pay for performance philosophy, generally more than two-thirds of targeted total direct compensation for each named executive officer is contingent upon performance and, therefore, fluctuates with the Company’s financial results and share price. The Committee believes this approach motivates executives to consider the impact of their decisions on stockholder value.

To mitigate the possible risk inherent in the greater focus on the LTIP, executives receive a mix of time-based RSUs (a retention tool linked to stock price) and performance-based RSUs (rewards TSR performance relative to the custom comparator group). Overlapping performance cycles for the performance-based RSU awards are designed to incentivize sustainable long-term performance. Except for Mr. Polk, executives receive 60% of the value of their LTIP award in performance-based RSUs and 40% in timed-based RSUs. Mr. Polk receives 70% of the value of his LTIP award in performance-based RSUs and 30% in time-based RSUs. Mr. Tarchetti elected to forego his 2014 LTIP award. As a result, his compensation is excluded from the “Pay at Risk” calculations set forth below for each of the named executive officers.

2014 Target Compensation Mix and “Pay at Risk”

Michael Polk	Other NEOs Average (excluding Mr. Tarchetti)

• 89% of total direct compensation is at risk.	• On average, 73% of total direct compensation for the other NEOs is at risk.
• 17% of the amount at risk is tied to achievement of annual incentive goals, and 83% is tied to achievement of share price or financial goals over a longer period.	• 29% of the amount at risk is tied to achievement of annual incentive goals, and 71% is tied to achievement of share price or financial goals over a longer period.

Consideration of Individual Performance

As part of the Company’s annual performance evaluation process, the CEO and each executive officer establish that individual’s performance objectives for the coming year. These performance objectives are not intended to be rigid or formulaic, but rather serve as the framework upon which the CEO evaluates the executive officer’s overall performance. The CEO’s evaluation of an executive officer’s performance relative to these objectives is inherently largely subjective, involving a high degree of judgment based on the CEO’s observations of, and interaction with, the executive throughout the year. No single performance objective or group of objectives is material to the CEO’s evaluation of the executive officer’s performance; however, the performance goals that reinforce alignment of Company and stockholder interests are critical to any evaluation. In consideration of individual performance, the Committee approved a reduction in Mr. Burke’s payout under the Bonus Plan by 10%. In consideration for his service as Interim Chief Financial Officer during 2014, in addition to serving as General Counsel and Corporate Secretary, Mr. Stipancich was awarded a one-time cash bonus of $88,000. In addition, Mr. Tarchetti was awarded a one-time cash bonus of $115,000 for his performance in 2014, primarily related to his role in the successful completion of the Company’s acquisitions of Ignite, bubba and Baby Jogger, the Company’s first significant acquisitions since 2008.

At the beginning of the year, the Committee recommends to the independent members of the Board the CEO’s individual performance objectives. The Committee’s method of evaluation of the CEO’s performance is substantially similar to that used by the CEO to evaluate the other executive officers. As such, the CEO’s performance objectives are not intended to be rigid or formulaic, but rather serve as the framework upon which the Committee evaluates the CEO’s performance. The Committee’s evaluation of the CEO’s overall performance relative to these objectives is inherently largely subjective, involving a high degree of judgment. No single performance objective or group of objectives is material to the Committee’s evaluation of the CEO’s performance; however, the performance goals that reinforce alignment of Company and stockholder interests are critical to any evaluation.

The CEO’s evaluation of individual performance is considered when he recommends to the Committee, in the case of other executive officers, base salary amounts, annual incentive payout amounts and equity grants. The Committee and Board also take into consideration the CEO’s performance when developing his base salary increase, annual incentive payout amounts and long-term incentive grant value. Mr. Polk’s base salary for 2014 reflects no change since he was hired in June 2011. His target bonus increased from 135% of his salary in 2013 to 140% of his salary in 2014. In addition, the Board determined that his 2014 LTIP award should be 667% of his base salary compared to his target of 480% of base salary. In reviewing the

CEO’s performance, the Board determined the increase in his target bonus and LTIP award to be appropriate in light of: (1) the Company’s ability to successfully deliver on its 2013 financial commitments during a period of significant organizational and strategic change resulting from the implementation of Project Renewal and the Growth Game Plan; and (2) the increase in shareholder value that occurred in 2013, as the Company’s stock price increased 45.5%, compared to an increase of 31.8% in the custom comparator group, 29.6% in the S&P 500 and 26.5% in the DJIA.

Key Elements of Executive Compensation

Salary

Salaries provide executives with a base level of income and are generally set at the 50th percentile for an executive’s position. However, salaries of individual named executive officers may be above or below those levels, reflecting individual performance, responsibilities and other relevant factors including breadth, scope and complexity of responsibilities, prior compensation, length of service and internal equity. The relative importance of each of these factors varies from executive to executive and from year to year.

The Committee generally sets annual salaries in February. However, in 2014 none of the named executive officers received a salary increase as the Company continued to implement cost reductions throughout the organization in connection with Project Renewal. Mr. Polk’s annual salary has not changed since he was hired in June 2011. Ms. Larson was appointed Executive Vice President and Chief Human Resources Officer in December 2013 at a salary of $525,000. Salaries in 2014 for the other named executive officers remained unchanged from 2013 levels and were: Mr. Polk, $1,200,000; Mr. Martin, $540,000; Mr. Burke, $660,000; Mr. Tarchetti, $616,000; and Mr. Stipancich, $535,000.

Annual Incentive Compensation

The annual incentive program under the Bonus Plan is designed to reward performance that supports short-term performance goals. A cash bonus, measured as a percentage of the executive’s salary, is paid based on the extent to which the performance goals are achieved.

Listed below are the performance goals and relative weight assigned under the Bonus Plan to each performance goal for 2014 for the named executive officers:

Performance Goals	Weight	Rationale for the Measure
Core Sales Growth	40%	Incent overall growth
Normalized Earnings Per Share	30%	Incent profitable growth
Normalized Gross Margin Percentage	30%	Incent cost control and profitable growth

In 2014, operating cash flow was replaced with normalized gross margin percentage. This change was made because gross margin percentage provides greater line of sight for plan participants. Refer to “Appendix A – Non-GAAP Reconciliation” for additional information on the three performance goals.

The 2014 performance targets under the Bonus Plan are summarized below:

2014 Bonus Plan Performance Targets

Performance Goal	Target for Payout at 100%	Minimum Threshold for Payout	Performance for Maximum Payout (200%)	Actual Performance
Core Sales	3.2%	1.52%	5.2%	2.97%
Normalized EPS	$1.96	$1.90	$2.06	$2.00
Normalized Gross Margin	38.66%	37.67%	39.66%	38.81%

If a performance goal is met at the target level, the target bonus is generally paid for that goal. Performance above the target results in payment of a higher percentage of salary up to a pre-established maximum. Performance below the target generally results in a lower bonus payment for that goal if a minimum threshold is met, or no payment if the minimum threshold is not met.

The maximum payout for each performance goal is equal to 200% of the target cash bonus. The Bonus Plan does not provide for discretion to waive pre-established goals, although the Committee has negative discretion to reduce the amount otherwise payable for each performance goal. Bonus Plan payments are made only on the Committee’s determination that the performance goals for the year were achieved.

The table below shows bonus payouts for 2014 to the named executive officers as a percentage of target opportunity and as a percentage of base salary.

Name	2014 Actual Bonus Payment	Target as % of Base Salary	Actual % of Base Salary Paid
Michael B. Polk	$1,792,638	140%	149.3%
John K. Stipancich	439,289	75%	82.11%
William A. Burke	552,776	85%	83.75%
Paula S. Larson	431,078	75%	82.11%
Mark S. Tarchetti	573,250	85%	93.06%

Additional information appears in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” columns of the Grants of Plan-Based Awards table. Pursuant to Mr. Polk’s Compensation Arrangement, in the event his personal use of Company aircraft exceeds $165,000, any amounts in excess of $165,000 are deducted from the amount to be paid to him under the Bonus Plan. As a result of this provision, the amount he received under the Bonus Plan in 2014 was reduced by $46,602, from $1,839,240 to $1,792,638.

In authorizing the payouts under the Bonus Plan for 2014, the Committee noted that the Company experienced its fifth straight year of growth in core sales and normalized EPS. These results were achieved while the Company was undergoing a significant strategic transformation through the implementation of Project Renewal and the Growth Game Plan.

The Company believes that the cash bonuses it paid for 2014 to each named executive officer served the Company’s goals to:

•	motivate each of them to achieve Company performance goals and enhance shareholder value; and

•	allow the Company to retain their services because it provided each of them with the opportunity to receive a cash bonus at market competitive level.

Long-Term Incentive Compensation

Long-term incentive awards granted pursuant to the Company’s 2013 Incentive Plan (the “2013 Incentive Plan”) under the LTIP are designed to motivate executives to increase stockholder value over the long term and align the interests of executives with those of stockholders. Under the LTIP, the Committee sets a target award value for each executive based on competitive data and internal pay equity.

The CEO’s recommendation to the Committee for the other executive officers may include an adjustment to the target LTIP opportunity based upon the CEO’s evaluation of the executive officer’s performance. No such adjustments were made for Mr. Burke and Ms. Larson in 2014. As a result of performance considerations, Mr. Stipancich’s actual grant value was increased to 192.5% from 175% and Mr. Martin’s actual grant value was reduced to 202.5% from 225%. As previously stated, Mr. Tarchetti elected to forego his 2014 LTIP award. Similarly, when setting the CEO’s equity compensation, the independent members of the Board may provide the CEO with an LTIP grant value varying from his target based upon the Board’s evaluation of the CEO’s performance. Mr. Polk’s award was higher than his target due to his success at driving significant organizational, personnel and strategic change while simultaneously meeting financial commitments. The Board also took into account the impact of the Company’s performance under Mr. Polk’s leadership related to the increase in the Company’s stock price in 2013 — up 45.5%, significantly outpacing that of the custom comparator group (up 31.8%), the S&P 500 (up 29.6%) and the DJIA (up 26.5%).

The LTIP award values and RSU awards for each of the named executive officers receiving LTIP awards in 2014 were as follows:

Name	LTIP Award Value	Target % of Base Salary	Actual % of Base Salary	Performance- Based RSUs	Time- Based RSUs
Mr. Polk	$8,000,000	480%	667%	181,700	77,871
Mr. Stipancich	1,029,875	175%	192.5%	20,049	13,366
Mr. Martin	1,093,500	225%	202.5%	21,288	14,192
Mr. Burke	1,485,000	225%	225%	28,909	19,273
Ms. Larson	918,750	175%	175%	17,886	11,924

For Mr. Polk, 70% of the LTIP award value was provided in performance-based RSUs and 30% in time-based RSUs. For each of the other named executive officers (excluding Mr. Tarchetti), 60% of the LTIP award value was provided in performance-based RSUs and 40% in time-based RSUs. Each of these awards cliff vests on the third anniversary of the date of grant. The mix of the awards was driven by the Committee’s intent to have a significant percentage of long-term incentive awards tied directly to relative TSR and to incorporate a retention incentive. In order to further enhance the Company’s pay-for-performance culture, in February 2015 the Committee amended the LTIP to provide that 100% of Mr. Polk’s LTIP award value be provided in the form of performance-based RSUs.

Performance-based RSUs are earned based on relative TSR performance. The holder of a performance-based RSU will not receive dividend equivalents at the time dividends are paid. Rather, all such dividend equivalents will be paid only to the extent that the applicable performance criteria are met and the performance-based RSUs are earned. At the end of the three-year performance period, the number of RSUs and related dividend equivalents, and thus the number of shares of common stock actually issued to the participant, will be adjusted depending on the level of achievement of the relative TSR performance goal, up to a maximum payout of 200% of the initial number of performance-based RSUs granted and a minimum of 0% of the initial number of performance-based RSUs granted. For performance-based RSUs granted in 2012, relative TSR and number of performance-based RSUs earned is determined based on the Company’s ranking versus the custom comparator group companies as shown in the table below:

TSR Ranking	Multiplier*
1st	200%
6th	150%
11th	100%
16th	50%
Below 20th	0%

*	Interpolation is used if the Company’s ranking falls between the upper and lower comparator group TSR ranking.

The Company’s TSR during this three-year performance period was 119.62%, placing it 3rd out of the 22 companies in the 2012 custom comparator group. As a result of the Company’s three-year relative TSR performance from January 1, 2012 to December 31, 2014, the performance-based RSUs granted to Messrs. Polk, Burke and Stipancich in 2012 paid out at 180%.

For performance-based RSUs granted in 2013 and 2014, the multiplier will also range from 200% (if the Company is 1st in the three-year TSR rank) and 0% (if the Company is last in the three-year TSR rank), with interpolation being used for TSR rankings between 1st and last. However, the multiplier is 0% in the event that the Company’s three-year TSR ranking falls in the bottom quartile of the applicable custom comparator group for the performance period. Based on the Company’s stock price performance through December 31, 2014, the Company ranks 4th out of 23 in TSR performance with respect to performance-based RSUs granted to Messrs. Polk, Burke, Stipancich and Tarchetti in 2013 that will vest in 2016; and 9th out of 23 in TSR performance with respect to performance-based RSUs granted in 2014 to Messrs. Polk, Burke and Stipancich and Ms. Larson that will vest in 2017.

In addition to the annual grants under the LTIP, from time to time RSUs are granted to executive officers in circumstances such as a promotion, a new hire or for retention purposes. On December 16, 2013, in connection with her appointment as Executive Vice President and Chief Human Resources Officer, Ms. Larson was awarded 12,842 performance-based RSUs, 4,280 of which vested on December 16, 2014 as the Company’s average closing stock price for any twenty continuous trading day period (the “20 Day Price”) exceeded $33.73 , 4,281 of which will vest when the 20 Day Price equals or exceeds $35.26 (but not earlier than December 16, 2015), and the remaining 4,281 of which will vest when the 20 Day Price equals or exceeds $36.79 (but not earlier than December 16, 2016). Each of the stock price performance conditions has been met with respect to this award. Ms. Larson was also awarded 12,842 time-based RSUs on December 16, 2013 that vest in one-third increments on the anniversary date of the grant.

Grant Policies and Practices

The Company’s practice has been to make annual equity awards and award other incentive compensation to named executive officers at the time of regularly scheduled meetings of the Board of Directors or the Committee in February of each year. On occasion, the Company makes additional grants to named executive officers, typically in connection with their hiring or promotion or for retention purposes. The Company’s policy is that, except for new hires and certain promotions, all equity awards will be made only at quarterly meetings of the Committee or the Board of Directors, which closely follow the release of the Company’s quarterly or annual financial results.

Incentive Compensation Recoupment Policy

Subject to the discretion and approval of the Board, the Company will require reimbursement and/or cancellation of any bonus or other incentive compensation, including equity-based compensation, awarded to an executive officer after January 1, 2010 where all of the following factors are present: (a) the award was predicated upon the achievement of certain financial results that were subsequently the subject of a material restatement, (b) in the Board’s view, the executive engaged in fraud or willful misconduct that was a significant contributing cause to the need for the restatement, and (c) a lower award would have been made to the executive based upon the restated financial results. In each such instance, the Company will, to the extent permitted by applicable law and subject to the fiduciary duties of the Board, seek to recover the individual executive’s bonus award or other incentive compensation paid or issued to the executive officer in excess of the amount that would have been paid or issued based on the restated financial results. All executive officers have agreed to the terms of this policy.

Stock Ownership Guidelines

Executives and Outside Directors are expected to maintain ownership of Company stock equal to the following applicable market value:

President and CEO	6 times annual salary
CFO, COO, CDO & Other Direct Reports to the CEO	3 times annual salary
Outside Directors	5 times annual base retainer

Until the ownership level is met, executives are required to retain 75% of the net after-tax shares received from stock option exercises and the vesting of RSUs. All shares held directly or beneficially, including time-based RSUs and performance-based RSUs for which all performance criteria have been satisfied but have not yet vested due to time-based vesting requirements and shares of Company stock allocated to executives’ accounts under the Newell Rubbermaid 401(k) Savings and Retirement Plan, count toward attainment of these targets. Unexercised stock options and other unvested performance-based RSUs are not counted.

Retirement Compensation

The Company provides its eligible executives with retirement benefits that are in addition to those provided to its employees generally in order to provide competitive benefits and assist in attracting and retaining key executives. These retirement benefits for named executive officers are provided using the Newell Rubbermaid Supplemental Executive Retirement Plan (“SERP”) and/or the SERP Cash Account feature of the Newell Rubbermaid Inc. 2008 Deferred Compensation Plan (“2008 Plan”), depending upon the executive’s employment date and participation date in these plans. If the executive was a participant in the SERP before January 1, 2007 (namely, Messrs. Burke and Martin), the executive participates in both the SERP and 2008 Plan. If the executive was not a participant in the SERP before January 1, 2007 (namely, Messrs. Polk, Tarchetti and Stipancich and Ms. Larson), the executive participates only in the 2008 Plan.

In 2013, the Company, upon recommendation of the Committee, amended both the SERP and the 2008 Plan in order to: (1) make the retirement benefits provided by these plans more aligned with market practice; (2) simplify and harmonize the operation of the plans; (3) provide consistent levels of benefits among executives, and (4) stabilize the cost of the plans by reducing volatility. Although these changes result in some incremental costs as the Company transitions to the amended provisions, the Company expects that the changes will reduce the annual expense of these plans by over 10% when fully implemented by the end of 2018.

Under the SERP, the executive accrues an annual benefit at age 65 equal to a target percentage of his or her average annual compensation, reduced pro rata if credited service is less than 25 years, and offset by benefits under the Newell Rubbermaid Pension Plan (“Pension Plan”), Social Security and SERP Cash Account. Effective April 1, 2013, the level of compensation and offsets used to determine benefits to be paid under the SERP were frozen. However, executives who participate in the SERP continue to earn service for purposes of benefit accruals and vesting. Unlike the SERP Cash Account, the vesting schedule for SERP benefits did not change.

If the total projected value of the executive’s benefits under the revised 2008 Plan and SERP as revised in 2013 was less than 90% of the total projected value of benefits under the prior versions of the plans, the Company provides the executive with a transition benefit in order to make up for the estimated loss in value. The primary transition benefit is a supplemental contribution to the executive’s SERP Cash Account to be paid annually over a five year period, with the payment for 2014 representing the second of five supplemental contributions. These supplemental contributions are in addition to the standard annual contribution made to an executive’s SERP Cash Account, which is generally 6% to 9% of an executive’s eligible compensation. The supplemental contribution is based on annual compensation without regard to the IRS maximum compensation limit for qualified retirement plans, and such contributions will vest on March 31, 2016 (or immediately for transition contributions made thereafter) as long as the executive is actively employed on such date. They will also vest upon death, disability or a change of control, as defined in the 2003 Stock Plan.

Listed below are the transition benefits received by Messrs. Polk, Burke and Stipancich for 2014, which were credited to their accounts in March 2015:

Named Executive Officer	Transition SERP Cash Contribution as a Percentage of Eligible Compensation
Michael B. Polk	11%, or $314,805
William A. Burke	17%, or $213,012
John K. Stipancich	20%, or $191,830

The value of the supplemental contributions for Messrs. Polk and Stipancich are primarily driven by the elimination of the 10% supplemental contribution that they were previously entitled to because they do not participate in the SERP. The value of the supplemental contribution for Mr. Burke is primarily driven by the freezing of compensation and offsets for purposes of calculating benefits under the SERP as well as the change to the definition of compensation used to determine contributions made to the SERP Cash Account. In each case, the supplemental contribution made to the SERP Cash Accounts is intended to compensate the executive for benefits that were expected to be received at retirement prior to the changes in the plans. As recently hired executives that had yet to participate in the prior versions of the SERP and 2008 Plan, neither Mr. Tarchetti nor Ms. Larson receive any transition benefits. Due to the date of his resignation, Mr. Martin did not receive any supplemental contributions for 2014. For more information regarding the retirement benefits under the SERP and 2008 Plan, see “Executive Compensation—Retirement Plans,” below.

Other Compensation

Executive officers are provided other benefits as part of the Company’s executive compensation program which the Committee believes are in line with competitive practices. See the “All Other Compensation” column of the Summary Compensation Table and the related footnotes and narrative discussion. Named executive officers participate in the Flexible Perquisites Program, which provides a monthly cash stipend that can be used for the purchase or lease of a personal automobile and related insurance and maintenance, income tax preparation services, estate planning services, financial planning services or other perquisites. In 2014, Messrs. Martin, Tarchetti, Burke, Stipancich and Ms. Larson received monthly stipends of $1,803 under this program while employed. Mr. Polk received a monthly stipend of $3,000.

While the Company maintains corporate aircraft primarily for business travel, the Committee believes that it is often in the best interests of the Company from a productivity, safety and security concern that the CEO be permitted to use the aircraft for personal travel. Pursuant to his Compensation Arrangement, Mr. Polk is limited to personal use up to $165,000 annually, and any use in excess of such amount in the applicable year results in an equivalent reduction in the payout to be received by him under the Bonus Plan. Other named executive officers may use the corporate aircraft for personal travel on a limited basis.

Additional benefits for the named executive officers include:

•

Company contributions to the Newell Rubbermaid 401(k) Savings and Retirement Plan (“401(k) Plan”), including Company contributions that match employee deferrals as well as retirement savings contributions;

•	payment of life and long-term disability insurance premiums;

•	annual health examinations encouraged by the Company; and

•

assistance for a new hire or transfer necessitating relocation, which includes reimbursement of various relocation expenses, a relocation allowance, a bonus for an early sale of the executive’s home and tax assistance on certain taxable reimbursed expenses.

Retirement Guidelines

The Company has established retirement guidelines which provide for vesting and retention of the awards granted under the Newell Rubbermaid Inc. 2003 Stock Plan (“2003 Stock Plan”), 2010 Stock Plan and 2013 Incentive Plan and benefits provided under the Bonus Plan, SERP and 2008 Plan. In general, the guidelines assign points to a retired executive based on the sum of the executive’s age and completed years of service. The guidelines were established primarily in order to encourage uniform treatment of outstanding equity awards in the event of retirement, to reflect market practice and to reward long-term service to the Company. A more detailed discussion of the accelerated vesting and other benefits available under the retirement guidelines appears in the discussion of each plan under “Executive Compensation—Retirement Plans” and “Potential Payments Upon Termination or Change in Control of the Company,” below.

Deductibility of Compensation

Section 162(m) limits the deductibility of executive compensation paid to the CEO and to each of the three other most highly compensated officers (other than the chief financial officer) of a public company to $1 million per year. However, compensation that is considered qualified “performance-based compensation” generally does not count toward the $1 million deduction limit. Annual salary does not qualify as performance-based compensation under Section 162(m) due to its nature. Amounts paid under the Bonus Plan and equity awards subject to Company performance criteria generally qualify as fully deductible performance-based compensation. Any equity awards (other than stock options) with vesting provisions that are not based on Company performance criteria are not likely to be fully deductible by the Company when the restrictions lapse and the shares are taxed as income to an executive officer while he or she is subject to Section 162(m). The Company expects that the majority of compensation, including awards under the Bonus Plan, the exercise of stock options and the vesting of performance-based RSUs will be deductible for Federal income tax purposes.

The Committee considers the tax deductibility of executive compensation as one factor to be considered in the context of its overall compensation philosophy and objectives. However, the Committee will not necessarily limit executive compensation to amounts deductible under Section 162(m), since the Committee desires to maintain the flexibility to structure compensation programs that attract, retain and motivate the best possible executive talent and meet the objectives of the Company’s executive compensation program, and to enhance stockholder value.

Michael Polk’s Compensation Arrangement

In connection with his appointment as President and CEO in July 2011, Mr. Polk entered into a compensation arrangement (“Compensation Arrangement”) with the Company that was the result of arm’s-length negotiation between representatives of Mr. Polk and members of the Board, who received advice and input from the Organizational Development & Compensation Committee’s independent advisor, Frederic W. Cook & Co., Inc.

Mr. Polk’s Compensation Arrangement set forth the initial terms of his compensation including a base salary of $1,200,000, with no salary increase prior to April 2014 and outlined the initial terms of his participation in the Bonus Plan and LTIP.

In addition, as more fully described under “Potential Payments Upon Termination or Change in Control of the Company—Termination of Employment Following a Change in Control—Employment Security Agreements,” the Company entered into an Employment Security Agreement, or “ESA”, with Mr. Polk pursuant to which he is entitled to a lump sum severance payment upon a qualified termination following a change in control equal to three times his base salary and target bonus and a pro-rata portion of his bonus for the year of termination, plus other benefits. Mr. Polk’s ESA does not provide for any tax gross-up.

Mr. Polk’s Compensation Arrangement also provides that, in the event he is involuntarily terminated prior to a change in control (except for good cause or a violation of the Company’s Code of Business Conduct and Ethics) or resigns for good reason (as such terms are defined in his ESA), he will be entitled to the following benefits: (i) salary continuation payments for two years, but with all remaining payments paid in a lump sum by the March 15th after the year of termination; (ii) a lump sum cash payment for COBRA continuation of medical and dental coverage for two years equal to the difference between the COBRA premium and coverage rates for active employees; (iii) a pro-rata portion of his annual cash bonus under the Bonus Plan for the year of termination; (iv) vesting of the balance of his SERP Cash Account (including interest accrued thereon); and (v) a one year window to exercise the stock options awarded to him in July 2011 in connection with his hiring.

Employment Agreements

The Company does not generally enter into formal employment agreements with its executive officers. In connection with hiring an executive officer, the Company does make written compensation offers and arrangements. It also has ESAs, described below, with its executive officers, which apply only if there is a termination of employment following a change in control of the Company. Executive officers may also receive post-employment benefits under the severance plans described below, with the exact amount dependent on the Company’s discretion.

Employment Security Agreements

The Company has ESAs with its executives, including the named executive officers and certain key employees. The ESAs provide severance benefits following certain terminations of employment occurring within two years of a change in control of the Company. The ESAs do not contain tax gross up provisions. Rather, payments and benefits payable to the executive will be reduced to the extent necessary if doing so would result in the executive retaining a larger after-tax amount, taking into account the income, excise and other taxes imposed on the payments and benefits. Please see the caption “Potential Payments Upon Termination or Change in Control of the Company—Termination of Employment Following a Change in Control—Employment Security Agreements” below for a discussion of the terms of the ESAs.

The Company believes that the protections afforded by the ESAs are a valuable incentive for attracting and retaining top managers. It believes that the ESAs are particularly important because the Company does not generally have employment agreements or long-term employment arrangements with its executives. The Company also believes that, in the event of an extraordinary corporate transaction, the ESAs could prove crucial to the Company’s ability to retain top management through the transaction process. In addition, the Company believes that the benefits provided under the ESAs represent fair and appropriate consideration for the agreement of the executives to the restrictive covenants in the ESAs that prohibit them from competing with the Company and from soliciting Company employees for 24 months following a termination of employment. The benefits provided under the ESAs were determined to be at levels appropriate and competitive with the benefits provided under similar arrangements of companies in the Company’s comparator group. The Committee, with the assistance of its independent compensation consultant, continues to monitor best practices with respect to ESAs.

Severance Plan

The Company maintains the Newell Rubbermaid Severance Plan (“Severance Plan”), the purpose of which is to provide continuation of base salary and health care benefits for a period of time in order to assist the former employee to transition to new employment. Eligibility for benefits is conditioned on an employee incurring an involuntary termination of employment under certain circumstances and agreeing to sign a general release of claims and to abide by certain non-competition, non-solicitation and confidentiality provisions. Under the Severance Plan applicable to the named executive officers, an employee who is eligible may receive salary continuation for the greater of: (i) three weeks for each year of service or (ii) 52 weeks. The amount of salary continuation is limited to two times the lesser of: (i) an employee’s annual compensation for the year prior to the termination or (ii) the maximum amount that may be taken into account under a qualified retirement plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year of termination ($260,000 for 2014). The employee may also receive medical coverage under COBRA until the earlier to occur of: (i) nine months after termination of employment or (ii) the date the employee is no longer eligible to participate in the group medical plan. Such coverage would be subsidized by the Company at the then existing active employee rates. The Company believes that appropriate severance benefits are important to attracting and retaining talented executives.

2014 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)		Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Non qualified Deferred Compensation Earnings ($)(3)		All Other Compensation ($)	Total ($)
Michael B. Polk, President and Chief Executive Officer	2014 2013 2012	$1,200,000 1,200,000 1,200,000	$	— — —	$8,559,614 7,177,376 6,335,981	$1,839,240 1,712,400 1,459,680	(4) (4) (4)	$	— — —	$752,705 763,673 611,340	$12,351,559 10,853,449 9,607,001
John K. Stipancich, Executive Vice President and Chief Financial Officer	2014 2013	535,000 535,000		88,000 —	1,091,601 1,037,902	439,289 424,148			1,378 5,182	297,906 285,455	2,453,174 2,287,687
Douglas L. Martin, Former Executive Vice President, Chief Financial Officer	2014 2013 2012	360,000 540,000 464,792		50,000 — 65,000	1,159,061 1,303,915 439,203	— 485,190 314,016			522,183 2,479 793,717	51,025 463,796 55,845	2,142,269 2,795,380 2,132,573
William A. Burke, III, Executive Vice President, Chief Operating Officer	2014 2013 2012	660,000 660,000 576,667		— — 10,000	1,574,009 1,619,556 1,847,880	552,776 593,010 441,669			697,311 — 503,202	359,240 320,964 107,396	3,843,336 3,193,530 3,486,814
Paula S. Larson, Executive Vice President, Human Resources	2014	525,000		—	973,833	431,078			—	100,481	2,030,392
Mark S. Tarchetti, Executive Vice President, Chief Development Officer	2014 2013	616,000 613,667		115,000 —	— 6,569,894	573,250 551,380			— —	136,359 134,198	1,440,609 7,869,139

(1)	Bonus Amounts. Mr. Stipancich was awarded a one-time cash bonus of $88,000 in consideration for his service as Interim Chief Financial Officer during 2014 during which time he also served as General Counsel and Corporate Secretary. He continued to serve as General Counsel and Corporate Secretary until April 1, 2015. In addition, Mr. Tarchetti was awarded a one-time cash bonus of $115,000 for his performance in 2014, primarily related to his role in the successful completion of the Ignite, bubba and Baby Jogger acquisitions, the Company’s first significant acquisitions since 2008. In April 2012, Mr. Martin received a cash retention payment of $65,000, and in March 2014 he received an additional $50,000 cash payment in connection with his promotion to Chief Financial Officer in 2012. In February 2012, Mr. Burke also received a cash payment of $10,000 in connection with the successful resolution of litigation impacting one of his businesses.

(2)	Stock Awards. This column shows the grant date fair value of awards of time-based and performance-based RSUs granted to the executive officers in the years indicated computed in accordance with ASC 718. In February 2014, performance-based RSUs were awarded in the following amounts: Mr. Polk, 181,700 RSUs; Mr. Stipancich 20,049 RSUs; Mr. Martin, 21,288 RSUs; Mr. Burke, 28,909 RSUs; and Ms. Larson, 17,886 RSUs. The grant date fair values of these performance–based RSU awards are based on the probability of outcomes possible under the RSUs and the shares the recipient would receive under each of the outcomes. The values of the February 2014 performance-based RSUs on the grant date assuming that the performance condition will be achieved at the maximum level are $11,199,988, $1,235,820, $1,312,192, $1,781,951 and $1,102,493, respectively. See the Stock-Based Compensation Footnote to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for an explanation of the assumptions made by the Company in the valuation of the awards shown in this column. Details regarding 2014 stock awards can be found in the table “2014 Grants of Plan-Based Awards.” Details regarding the 2014, 2013 and 2012 stock awards that are still outstanding can be found in the table “Outstanding Equity Awards At 2014 Fiscal Year-End.”

(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings. The amounts in this column represent the annual net increase (but not less than zero) in the present value of accumulated benefits under the SERP and the Company’s Pension Plan for the years ended December 31, 2014, 2013 and 2012 (the measurement dates for reporting purposes of these plans in the Company’s Form 10-K filings) for those named executive officers who participate in these plans. Mr. Martin’s amount includes $650 in above market earnings under the Newell Co. Deferred Compensation Plan (“Newell Co. Plan”). Mr. Stipancich’s amount includes $1,378 in above market earnings under the SERP Cash Account feature of the 2008 Plan. No other named executive officer participated in a plan with above-market earnings. Messrs. Polk, Tarchetti and Stipancich and Ms. Larson only participate in the SERP Cash Account feature of the 2008 Plan and do not participate in either the SERP or the Pension Plan. Messrs. Martin and Burke participate in both the SERP and the Pension Plan. The present values of accumulated benefits under the SERP and Pension Plan were determined using assumptions consistent with those used for reporting purposes of these plans in the Company’s Form 10-K for each year, with no reduction for mortality risk before age 65 (age 60 for Mr. Martin). Please refer to Footnote (2) to the 2014 Pension Benefits table for additional information regarding the assumptions used to calculate the amounts in this column for 2014. This annual calculation may result in an increase or decrease in the present value of the future retirement benefits; however, in accordance with SEC regulations, only increases in present value are shown in the table, with the increases in 2014 due primarily to a decline in discount rates used to measure the Company’s liabilities for defined benefit plans combined with the use of updated mortality assumptions.

(4)	Reduction of Mr. Polk’s Award under the Bonus Plan. As described in the Compensation Discussion and Analysis section above, in connection with Mr. Polk’s Compensation Arrangement any amounts in excess of $165,000 for his personal use of Company-owned aircraft are required to be deducted from the amount to be paid to him under the Bonus Plan. As a result of this provision, the amounts paid to Mr. Polk under the Bonus Plans for 2014, 2013 and 2012 were reduced by $46,620, $50,532, and $83,577, respectively.

Salary.    The “Salary” column of the Summary Compensation Table shows the salaries paid in the years indicated to each of the named executive officers. Salary increases, if any, for each year are generally approved in February of that year or in connection with the named executive officer’s promotion.

Bonus.    The “Bonus” column of the Summary Compensation Table shows special bonus, guaranteed minimum bonuses under the Bonus Plan and similar one-time, lump-sum payments to the named executive officers paid during the year which are separate from Non-Equity Incentive Plan Compensation.

Stock Awards.    The amounts in the “Stock Awards” column of the Summary Compensation Table consist of the grant date fair value of awards of RSUs in accordance with ASC 718 for each named executive officer.

Non-Equity Incentive Plan Compensation.    The “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table shows the cash bonus the Company awarded under the Bonus Plan to each named executive officer. The Company pays all of these amounts, if any, in the month of March following the year in which they are earned. Additional explanation of the non-equity incentive plan compensation for each named executive officer appears above under the caption “Compensation Discussion and Analysis – Key Elements of Executive Compensation—Annual Incentive Compensation” and below in the footnotes to the 2014 Grants of Plan-Based Awards table.

All Other Compensation.    The “All Other Compensation” column of the Summary Compensation Table reflects the following amounts for each named executive officer in 2014.

Name	Personal Use of Aircraft (1)	Other Perquisites and Personal Benefits (2)	401(k) Savings and Retirement Plan (3)	SERP Cash Account Credit (4)	Insurance Premiums (5)	Total
Michael B. Polk	$165,000	$38,905	$20,400	$522,955	$5,445	$752,705
John K. Stipancich	—	25,749	20,800	247,761	3,596	297,906
Douglas L. Martin	—	37,271	10,400	—	3,354	51,025
William A. Burke	—	27,609	23,400	302,383	5,848	359,240
Paula S. Larson	—	55,293	20,800	22,595	1,793	100,481
Mark S. Tarchetti	43,615	21,638	15,600	54,443	1,063	136,359

(1)	Personal Use of Aircraft. This column shows the estimated incremental cost to the Company in 2014 of providing personal use of Company-owned aircraft to Messrs. Polk and Tarchetti. The estimated cost of aircraft usage by the named executive officers is determined by multiplying flight hours by an average estimated hourly cost of operating the aircraft. The estimated hourly cost is calculated by taking into account variable expenses, such as fuel, equipment repair, supplies, pilot lodging, meals and transportation, airport services and aircraft catering. With respect to Mr. Polk, any amounts exceeding $165,000 are deducted from amounts to be paid to him under the Bonus Plan. Since the cost of providing personal use of Company-owned aircraft to Mr. Polk in 2014 was $211,620, the amount paid to him under the Bonus Plan was reduced by $46,620.

(2)	Other Perquisites and Personal Benefits. The amounts in this column consist of (a) monthly cash stipends paid to each named executive officer which may be used for the purchase or lease of a personal automobile and related insurance and maintenance, income tax preparation services, estate planning services, financial planning services or other perquisites; (b) moving expenses for Ms. Larson; and (c) all amounts paid by the Company for physical examinations of Messrs. Polk, Stipancich and Burke, which are permitted pursuant to Company policy. For Mr. Martin, the amount in this column also includes payment of accrued and unused vacation in connection with his resignation.

(3)	401(k) Savings and Retirement Plan. This column shows the amount of all Company Matching Contributions and Retirement Savings Contributions made for 2014 under the 401(k) Plan on behalf of each named executive officer.

(4)	SERP Cash Account Credit. Each of the named executive officers is eligible to participate in the 2008 Plan, including the SERP Cash Account feature. This column shows the employer contribution for 2014 (exclusive of employee deferrals) which was credited to each named executive officer’s SERP Cash Account in March of 2015, as described below under “Deferred Compensation Plans—2008 Plan.”

(5)	Insurance Premiums. This column shows all amounts paid by the Company on behalf of each named executive officer in 2014 for (a) life insurance premiums: Mr. Polk, $1,370; Mr. Stipancich, $656; Mr. Martin, $786; Mr. Burke, $1,370; Ms. Larson, $1,046; and Mr. Tarchetti, $398; and (b) long-term disability insurance premiums: Mr. Polk, $4,075; Mr. Stipancich $2,940; Mr. Martin, $2,568; Mr. Burke, $4,478; Ms. Larson, $747; and Mr. Tarchetti, $665.

2014 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number Of Shares Of Stock Or Units (#)(6)	Grant Date Fair Value of Stock Awards ($)(7)
		Thresh- old ($)(3)	Target ($)(4)	Maxi- mum ($)(5)	Thresh- old (#)	Target (#)	Maxi- mum (#)
Michael B. Polk	2/12/2014				—	181,700	363,400		6,159,630
	2/12/2014							77,871	2,399,984
	2/12/2014	—	1,680,000	3,360,000
John K. Stipancich	2/12/2014				—	20,049	40,098		679,661
	2/12/2014							13,366	411,940
	2/12/2014	—	401,250	802,500
Douglas L. Martin	2/12/2014				—	21,288	42,576		721,663
	2/12/2014							14,192	437,397
	2/12/2014	—	459,000	918,000
William A. Burke	2/12/2014				—	28,909	57,818		980,015
	2/12/2014							19,273	593,994
	2/12/2014	—	561,000	1,122,000
Paula S. Larson	2/12/2014				—	17,886	35,772		606,335
	2/12/2014							11,924	367,498
	2/12/2014	—	393,750	787,500
Mark S. Tarchetti	2/12/2014	—	523,600	1,047,200

(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards. Potential payouts under the Bonus Plan were based on performance in 2014. Thus, the information in the “Target” and “Maximum” columns reflects the range of potential payouts when the performance goals were set in February 2014.

(2)	Estimated Future Payouts Under Equity Incentive Plan Awards. This column includes the number of performance-based RSUs granted in February 2014 to the named executive officers under the LTIP. The target number of shares shown in the table reflects the number of shares that will be awarded if the three-year total shareholder return performance metric is met at the target level. Actual shares, if any, will be awarded in February 2017 and may range from 0% to 200% of the target. For additional information on performance-based RSUs, see “Compensation Discussion and Analysis—Key Elements of Executive Compensation-Long-Term Incentive Compensation.”

(3)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards –Threshold Payout. Pursuant to the Bonus Plan, performance at or below a specific percentage of a target goal will result in no payment with respect to that performance goal. As a result, no payment is to be made under the Bonus Plan until a minimum performance level for a performance goal, or threshold, is exceeded, and performance above such level will result in a payment ranging from $1 to the maximum bonus amount related to such goal, depending upon the level at which the goal was attained. For an explanation of the payouts made under the Management Cash Bonus Plan with respect to 2014 performance, see “Compensation Discussion and Analysis – Key Elements of Executive Compensation-Annual Incentive Compensation.”

(4)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards—Target Payout. Under the Bonus Plan, the amounts shown in this column represent: for Mr. Polk, 140% of full year salary; for Messrs. Martin, Burke and Tarchetti, 85% of full year salary; and for Mr. Stipancich and Ms. Larson, 75% of full year salary.

(5)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards—Maximum Payout. Under the Bonus Plan, the amounts shown in this column represent: for Mr. Polk, 280% of his full year salary; for Messrs. Martin, Tarchetti and Burke, 170% of full year salary; and for Mr. Stipancich and Ms. Larson, 150% of full year salary.

(6)	All Other Stock Awards: Number of Shares of Stock or Units. This column shows the number of time-based RSUs awarded to the named executive officers in 2014. For additional information on these awards, see “Compensation Discussion and Analysis – Key Elements of Executive Compensation—Long-Term Incentive Compensation.”

(7)	Grant Date Fair Value of Stock Awards. This column shows the grant date fair value of awards of RSUs granted to the named executive officers, computed in accordance with ASC 718 based on the target number of RSUs awarded. See Footnote 15, Stock-Based Compensation, of the Notes to Consolidated Financial Statements included in the Company’s 2014 Annual Report on Form 10-K for an explanation of the assumptions made by the Company in valuing these awards.

Outstanding Equity Awards at 2014 Fiscal Year-End

	Option Awards (1)				Stock Awards
Name	Number Of Securities Underlying Unexercised Options (#) Exercisable	Number Of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number Of Shares Or Units Of Stock That Have Not Vested (#)(2)	Market Value Of Shares Or Units Of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Michael B. Polk(5)	225,872	0	15.15	7/18/2021	260,878	9,936,843	608,716	23,185,992
John K. Stipancich(6)					45,247	1,723,458	73,542	2,801,215
William A. Burke(7)	10,000	0	30.37	2/6/2017	68,103	2,594,043	113,304	4,315,749
Paula S. Larson(8)					20,486	780,312	26,448	1,007,404
Mark S. Tarchetti(9)					22,899	872,223	134,852	5,136,513

(1)	Option Awards. All options were granted with exercise prices equal to the market value on the date of grant, based on the closing market price of the common stock for such date.

(2)	Number of Shares or Units of Stock That Have Not Vested. Represents all time-based RSU awards held by the named executive officer as of December 31, 2014. Except as described below, all time-based RSU awards awarded to the named executive officers vest on the third anniversary of the date of grant.

(3)	Market Value of Shares or Units of Stock That Have Not Vested. Represents the value of the number of shares of common stock covered by the time-based RSU awards valued using $38.09 (the closing market price of the Company’s common stock on December 31, 2014).

(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested. Represents the value of the number of shares of common stock covered by the performance-based RSU awards using $38.09 (the closing market price of the Company’s common stock on December 31, 2014). The value provided assumes the performance-based RSU awards pay out at target and any stock price targets are achieved.

(5)	Vesting Dates—Polk. The vesting dates of the time-based RSU awards are as follows: February 8, 2015 (99,884 RSUs), February 6, 2016 (83,123 RSUs) and February 12, 2017 (77,871 RSUs). The vesting dates of the performance-based RSUs are as follows: February 8, 2015 (233,063 RSUs), February 6, 2016 (193,953 RSUs) and February 12, 2017 (181,700 RSUs).

(6)	Vesting Dates—Stipancich. The vesting dates of the time-based RSU awards are as follows: February 8, 2015 (14,713 RSUs), February 6, 2016 (15,468 RSUs), May 7, 2016 (1,700 RSUs) and February 12, 2017 (13,366 RSUs). The vesting dates of the performance-based RSU awards are as follows: February 8, 2015 (22,070 RSUs), February 6, 2016 (23,203 RSUs) and February 12, 2017 (20,049 RSUs). Since the stock price performance criteria have been met, the vesting date of 8,220 performance-based RSU awards is November 6, 2015.

(7)	Vesting Dates—Burke. The vesting dates of the time-based RSU awards are as follows: February 8, 2015 (22,595 RSUs), February 6, 2016 (24,535 RSUs), May 7, 2016 (1,700 RSUs) and February 12, 2017 (19,273 RSUs). The vesting dates of the performance-based RSU awards are as follows: February 8, 2015 (33,893 RSUs), February 6, 2016 (36,802 RSUs) and February 12, 2017 (28,909 RSUs). Since the stock price performance criteria have been met, the vesting date of 13,700 performance-based RSU awards is November 6, 2015.

(8)	Vesting Dates—Larson. The vesting dates of the time-based RSU awards are as follows: December 16, 2015 (4,281 RSUs) and December 16, 2016 (4,281 RSUs) and February 12, 2017

(11,924 RSUs). The vesting date of 17,886 of the performance-based RSU awards is February 12, 2017. With respect to the remaining performance-based RSUs, since the stock price performance criteria with respect to 4,281 RSUs had been met as of December 31, 2014, the vesting date of these RSUs is December 16, 2015. Also, subsequent to the end of the year the stock price performance criteria with respect to the remaining 4,281 performance-based RSU awards have been met, and as a result, such RSUs will vest on December 16, 2016.

(9)	Vesting Dates—Tarchetti. The vesting date of the time-based RSU award (22,899 RSUs) and 34,349 of the performance-based RSU awards is February 6, 2016. Since the stock price performance criteria were met, 100,503 performance-based RSUs vested on January 2, 2015.

2014 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)(2)
John K. Stipancich	22,403	271,300	33,346	1,058,023
	11,000	60,830	—	—
Douglas L. Martin	62,089	626,738	12,050	371,233
	12,000	33,840	—	—
William A. Burke	36,429	349,718	54,558	1,732,048
	10,000	55,700	—	—
Paula S. Larson	—	—	8,560	297,118
Mark S. Tarchetti	—	—	79,945	2,572,630

(1)	Value Realized on Exercise. The dollar value realized reflects the difference between the closing price of the Company’s common stock on the date of exercise and the stock option exercise price.

(2)	Value Realized on Vesting. Represents the number of vested shares of RSUs valued using the closing market price of the Company’s common stock on the relevant vesting date.

Retirement Plans

The Company provides its eligible executives in the U.S. with retirement benefits using a combination of the Newell Rubbermaid Inc. Pension Plan (the “Pension Plan”), the Newell Rubbermaid 401(k) Savings and Retirement Plan (the “401(k) Plan”), the Newell Rubbermaid Inc. Supplemental Executive Retirement Plan (the “SERP”) and 2008 Deferred Compensation Plan (the “2008 Plan”).

2014 Pension Benefits

The Company provides defined benefit compensation under the SERP and Pension Plan for those named executive officers who participate in one or both of such plans (namely, Messrs. Martin and Burke). This table shows: (1) the years of credited service for benefit purposes currently credited to each named executive officer under the SERP and Pension Plan as of December 31, 2014; and (2) the current present value of the accumulated benefits payable under the SERP and Pension Plan to each named executive officer as of December 31, 2014 (if commencing at age 65).

Name	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)(3)
Douglas L. Martin	SERP	27 years	2,756,331	—
	Pension Plan	17 years, 4 months	245,173	—
William A. Burke	SERP	12 years, 1 month	1,810,727	—
	Pension Plan	2 years, 1 month	72,708	—

(1)	Years of Credited Service. The years of credited service for benefit purposes shown in this column for the SERP are calculated as of December 31, 2014, the measurement date used for reporting purposes in the Company’s 2014 Form 10-K. The years of credited service for benefit purposes for the Pension Plan are through December 31, 2004, the effective date for which the Pension Plan discontinued future benefit accruals.

(2)	Present Value of Accumulated Benefit. The present value of accumulated benefits shown in this column are calculated as of December 31, 2014, the measurement date used for reporting purposes in the Company’s 2014 Form 10-K. Assumptions used in determining these amounts include a 4.00% discount rate and the RP 2014 White Collar Mortality with projection of mortality improvement using Scale MP 2014, consistent with assumptions used for reporting purposes in the Company’s 2014 Form 10-K of the present value of accumulated benefits under the SERP and Pension Plan, except without reduction for mortality risk before age 65 (age 60 for Mr. Martin). See Footnote 13 to the Consolidated Financial Statements contained in the Company’s 2014 Annual Report on Form 10-K for information regarding the assumptions used by the Company for reporting purposes. The present values for the SERP reflect an offset for the executive’s Social Security benefit, a Pension Plan benefit amount and the executive’s SERP Cash Account feature of the 2008 Plan. A discussion of the SERP appears below.

(3)	Payments During Last Fiscal Year. No named executive officer received payments from the SERP or Pension Plan during 2014.

SERP

The SERP is intended to offer competitive benefits to attract and retain executive talent and covers executives who were participants prior to January 1, 2007 (namely, Messrs. Martin and Burke). Messrs. Polk, Tarchetti and Stipancich and Ms. Larson do not participate in the SERP.

Gross Benefit Formula.    The SERP calculates a gross pension benefit payable at Normal Retirement Date (age 65) prior to applying certain benefit offsets. The gross SERP benefit formula for Messrs. Martin and Burke is a monthly benefit equal to 1/12th of 67% of average compensation for the five consecutive years in which it was highest, reduced proportionately if years of credited service are less than 25. Effective April 1, 2013, the level of compensation and offsets used to determine benefits to be paid under the SERP were frozen. However, executives who participate in the SERP will continue to earn service for purposes of benefit accruals and vesting.

Compensation.    Compensation for purposes of the gross SERP benefit formula generally includes base salary and management cash bonus amounts, paid prior to April 1, 2013. However, for an executive employed before January 1, 2006 (namely, Messrs. Martin and Burke), the amount of bonus compensation for 2006 and through March 31, 2013, generally was adjusted to equal the amount that would have been received by him under the bonus plan in effect for 2005.

Social Security and Pension Benefit Offsets.    The gross SERP benefit of each executive is reduced by his monthly primary Social Security benefit and Pension Plan benefit at age 65. The offset for the Pension Plan benefit is based on his marital status (i.e., a joint and 50% survivor annuity if married and a single life annuity if not married), includes the benefit the executive would have accrued by April 1, 2013 if the Company had not frozen new enrollment and benefit accruals under the Pension Plan effective December 31, 2004 and is applied without regard to his vested status in any actual Pension Plan benefit.

SERP Present Value, Cash Account Offset.    The executive’s gross SERP benefit, as reduced by his foregoing Social Security and Pension Plan benefit amounts, is converted to a lump sum present value amount as of January 1st following the year of the executive’s termination of employment. The actuarial assumptions for this purpose are based on the discount rate and mortality assumptions used by the Company in its Form 10-K for pension expense reporting purposes for the year of the executive’s termination of employment, except using a unisex mortality table and without reduction for mortality risk before age 65. The lump sum amount is then reduced (to not less than zero) by the full balance as of April 1, 2013 (both vested and unvested amounts) of the participant’s SERP Cash Account under the 2008

Plan accumulated with earnings through the January 1st after the year of the executive’s termination of employment. The remaining SERP balance (if any) is transferred to the executive’s SERP Cash Account under the 2008 Plan, for the payout described below.

Benefit Entitlement.    An executive becomes vested in his SERP benefit as follows: (1) upon employment on or after age 60, (2) upon involuntary termination with 15 years of credited service, (3) upon death during employment, (4) upon 15 years of credited service, if employed on the date of any sale of his affiliate or division of the Company, (5) “Rule of 75 Vesting”: upon retirement under the Company’s retirement guidelines, if generally the sum of his age and years of service is 75 or more and he is at least 55 years old with five years of service, is not terminated for cause and enters into certain restrictive covenants with the Company or (6) upon a change in control of the Company, as defined in the 2003 Stock Plan. Mr. Burke was not vested under the SERP as of December 31, 2014. However, Mr. Martin was 100% vested on his date of resignation pursuant to a prior arrangement.

Time and Form of Benefit Payment.    For SERP benefits accrued at a level of President or above, per the terms of the SERP an executive will receive his SERP benefit at the same time and in the same form as payment of his SERP Cash Account under the 2008 Plan (i.e., a lump sum or in annual installments not to exceed ten years). The payment or commencement of the SERP benefit will be in the year after the year of the executive’s termination of employment, but not sooner than six months after the date of such termination. Mr. Martin’s SERP benefits accrued at a Vice President level prior to his promotion in 2012 will be paid per the terms of the SERP as an annuity commencing at age 65, or reduced for early retirement. The remainder of his SERP benefits accrued after his promotion in 2012 and will be paid per the terms of the SERP as a lump sum in July 2015.

Forfeiture Events.    An executive will forfeit the SERP benefit if his employment is terminated due to fraud, misappropriation, theft, embezzlement or intentional breach of fiduciary duty, he competes with the Company in the areas that it serves, he makes an unauthorized disclosure of trade or business secrets or privileged information, he is convicted of a felony connected with his employment or he makes a material misrepresentation in any document he provides to or for the Company.

Assumptions.    The assumptions used in calculating the present value of the accumulated benefit under the SERP are set forth in Footnote (2) to the 2014 Pension Benefits table above.

Pension Plan

The Pension Plan is a tax-qualified pension plan covering all eligible U.S. employees of the Company. The Pension Plan was amended to cease future benefit accruals and to suspend the addition of any future participants for non-union employees, including the named executive officers, beginning on January 1, 2005. As a result, among the named executive officers, only Messrs. Martin and Burke are participants in the Pension Plan.

Benefit Formula.    With respect to Messrs. Martin and Burke, benefits were accrued at the rate of 1.37% of compensation not in excess of $25,000 for each year of service plus 1.85% of compensation in excess of $25,000. For purposes of the Pension Plan, compensation generally includes regular or straight-time salary or wages, up to the applicable Internal Revenue Code limits. Messrs. Martin and Burke do not earn any additional pension benefits after December 31, 2004. However, Mr. Burke continues to earn years of service for vesting and early retirement eligibility purposes.

Retirement Benefit.    Mr. Burke is not yet eligible for a normal or early retirement benefit under the Pension Plan. However, since he has completed five years of service, he is eligible for a deferred retirement benefit following termination of employment, beginning at age 65. Per the terms of the Pension Plan, Mr. Martin is eligible for a reduced early retirement benefit at age 60. Mr. Burke will become eligible for a reduced early retirement benefit at age 60 if he terminates employment with at least 15 years of vesting service.

Form of Benefit Payment.    The benefit formula calculates the amount of benefit payable in the form of a monthly life annuity, which is the normal form of benefit for an unmarried participant. The normal form of benefit for a married participant is a joint and 50% survivor annuity, which provides a reduced monthly amount for the participant’s life with the surviving spouse receiving 50% of the reduced monthly amount for life.

Assumptions.    The assumptions used in calculating the present value of accumulated benefits under the Pension Plan are set forth in Footnote (2) to the 2014 Pension Benefits table above.

401(k) Savings and Retirement Plan

In order to make up in part the Pension Plan benefits that stopped accruing as of December 31, 2004, the Company amended its 401(k) Plan to provide retirement contributions for eligible non-union participants beginning in 2005.

The Company makes retirement contributions to a participant’s account each year under the 401(k) Plan in accordance with the following schedule:

Age + Completed Years of Service	% of Covered Pay
Less than 40	2
40-49	3
50-59	4
60 or more	5

All retirement contributions become vested after three years of service, beginning on the participant’s date of hire. The retirement contributions made for each named executive officer are reflected in the “All Other Compensation” column of the Summary Compensation Table. All named executive officers, except Mr. Tarchetti and Ms. Larson, are fully vested in the retirement contributions as of December 31, 2014.

2014 Nonqualified Deferred Compensation

This table shows the contributions made by each named executive officer and the Company in 2014, the earnings accrued on the named executive officer’s account balances in 2014 and the account balances at December 31, 2014 under each of the Newell Co. Deferred Compensation Plan (the “Newell Co. Plan”), the Newell Rubbermaid 2002 Deferred Compensation Plan (the “2002 Plan”), and the 2008 Plan.

Name	Name of Plan	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)(2)	Aggregate Earnings (Loss) in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance at Last FYE ($)(5)
Michael B. Polk	2008 Plan	—	522,955	70,983	—	1,648,447
John K. Stipancich	2008 Plan	—	247,761	17,170	—	832,547
Douglas L. Martin	Newell Co. Plan	—	—	5,419	6,168	118,074
	2002 Plan	—	—	5,796	101,108	—
	2008 Plan	—	—	27,016	—	452,244
William A. Burke	2008 Plan	—	302,383	78,815	—	1,226,673
Paula S. Larson	2008 Plan	—	22,595	—	—	22,595
Mark S. Tarchetti	2008 Plan	—	54,443	1,470	—	77,433

(1)	Executive Contributions in Last FY. No named executive officers deferred compensation during 2014.

(2)	Company Contributions in Last FY. For 2014, the Company credited each named executive officer’s SERP Cash Account with these amounts under the 2008 Plan in March 2015, as reported in the All Other Compensation column (herein, the “AOC” column) of the 2014 Summary Compensation Table (the “SCT”).

(3)	Aggregate Earnings (Loss) in Last FY. The investment earnings/loss for 2014 reported in this column for each named executive officer is not included in the 2014 SCT, except that above market earnings of $650 earned by Mr. Martin under the Newell Co. Plan, and $1,378 earned by Mr. Stipancich under the SERP Cash Account feature of the 2008 Plan are reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the SCT.

(4)	Aggregate Withdrawals/Distributions. No named executive officers, except for Mr. Martin, received withdrawals during 2014. Following his resignation, Mr. Martin began receiving quarterly installments from the Newell Co. Plan and a lump sum distribution from the 2002 Plan.

(5)	Aggregate Balance at Last FYE. The following amounts were reported in the SCT in prior years: Mr. Polk $989,846; Mr. Stipancich $235,320; Mr. Martin $423,920; Mr. Burke $516,473; and Mr. Tarchetti $21,520. All SERP Cash Account credits are reported in the AOC column of the SCT.

Deferred Compensation Plans

The Company maintains the Newell Co. Plan, the 2002 Plan and the 2008 Plan. The 2008 Plan, which was adopted effective as of January 1, 2008, succeeded the 2002 Plan with respect to all SERP Cash Accounts held under the 2002 Plan and executive deferrals (and earnings thereon) made under the 2002 Plan on and after January 1, 2005. The 2002 Plan continues to govern the distribution of deferrals that were made prior to January 1, 2005, but no additional amounts (other than earnings on prior deferrals) are credited under the 2002 Plan.

2008 Plan

Eligibility.    All of the named executive officers are eligible to participate in the 2008 Plan.

Participant Contributions.    For each calendar year, a participant can elect to defer up to 50% of his base salary and up to 100% of any cash bonus paid for the calendar year to the 2008 Plan. The deferred amounts are credited to an account established for the participant.

SERP Cash Account Feature—Basic Contribution.    All named executive officers participate in the SERP Cash Account feature under the 2008 Plan. All named executive officers receive an annual basic contribution credit, as provided in the table below.

Age + Completed Years of Service	% of Eligible Compensation
Less than 40	6
40-49	7
50-59	8
60 or more	9

SERP Cash Account—Transition Contribution.    Effective April 1, 2013, SERP Cash Account transition contributions were earned by all named executive officers, except for Mr. Tarchetti and Ms. Larson. The transition contribution is made to the SERP Cash Account for each named executive officer annually over a five year period. These transition contributions are made in addition to the basic 6% to 9% annual contributions described above. The transition contribution will vest on March 31, 2016 (or immediately for contributions made thereafter) as long as the executive is actively employed on such date. They will also vest upon death, disability or a change of control, as defined in the 2003 Stock Plan. Pursuant to a prior arrangement, Mr. Martin’s transition contributions were vested upon his resignation. Transition contributions are provided in the table below. All named executive officers, except for Messrs. Martin and Tarchetti and Ms. Larson, received the transition contribution credit for 2014, although none have vested in their transition contributions.

Named Executive Officer	% of Eligible Compensation
Michael B. Polk	11
William A. Burke	17
John K. Stipancich	20

Additional Contributions.    The Company may make additional discretionary matching and retirement savings contributions for participants whose Company matching and retirement savings contributions to the Company’s 401(k) Savings and Retirement Plan are reduced due to their compensation deferrals under the 2008 Plan. Historically, the Company has made additional retirement savings contributions but not additional Company matching contributions. None of the named executive officers received such additional retirement savings contributions in 2014.

Compensation.    Prior to April 1, 2013, compensation for purposes of the SERP Cash Account depended mainly on the executive’s employment date and participation date in the SERP Cash Account under the 2008 Plan and its predecessor, the 2002 Plan.

Compensation for purposes of determining the SERP Cash Account basic contribution generally is the sum of (1) base salary paid during the calendar year over the IRS maximum compensation limit for qualified retirement plans and (2) management cash bonus (if any) paid in the same calendar year. Compensation for purposes of determining the SERP Cash Account transition contribution generally is the sum of (1) base salary paid during the calendar year and (2) management cash bonus (if any) paid in the same calendar year.

Vesting.    Effective January 1, 2014, all active participants became 100% vested in their SERP Cash Account balances, except for the portion of their account attributable to SERP Cash Account transition contributions which will vest on March 31, 2016 as long as the executive is actively employed on such date, or upon death, disability or a change in control (as defined in the 2003 Stock Plan). Pursuant to a prior arrangement, Mr. Martin’s transition contributions were vested as of the date of his termination.

Investments.    Each participant’s account is credited with earnings and losses based on investment alternatives made available in the 2008 Plan and selected by the participant from time to time.

Distributions.    At the time a participant makes a deferral election, he or she must elect whether such amount is to be paid in a lump sum or in annual installments of not more than 10 years (five years in the case of in-service distributions). However, the participant’s account will be paid out in a lump sum upon termination of employment prior to attaining age 55. The SERP Cash Account will be paid out in a lump sum upon termination of employment for each named executive officer. The payment or commencement of the benefits will be made in the year after the year of the participant’s termination of employment, but not sooner than six months after the date of such termination. A participant also may elect, at the time of the participant’s initial deferral election, to have deferrals paid in January of any year during the participant’s employment, provided that the payment date is at least two years after the year for which the election is effective and amounts subject to such payment election will become payable upon the participant’s termination of employment.

In addition, upon a participant’s death, deferrals and Company contributions will be paid to beneficiaries in accordance with the participant’s payment election for amounts payable on a termination of employment. Upon a participant’s termination of employment within two years following a change in control of the Company (for Internal Revenue Code Section 409A purposes), the entire undistributed account under the 2008 Plan will be paid in a lump sum on the first business day of the seventh month following the participant’s termination of employment. A participant may also request a distribution as necessary to satisfy an unforeseeable emergency.

2002 Plan

Effective January 1, 2008, the 2002 Plan was frozen with respect to future contributions. All amounts that were earned and vested under the 2002 Plan as of December 31, 2004 (other than amounts credited to the SERP Cash Account) continue to be governed by the terms of the 2002 Plan. Mr. Martin is the only named executive officer who participated in the 2002 Plan, in which he was fully vested. In general, the terms of the 2002 Plan with respect to investments and plan funding are the same as the 2008 Plan (described above). Mr. Martin received a lump sum distribution from the 2002 Plan in 2014 following his resignation.

Newell Co. Deferred Compensation Plan

The Newell Co. Plan is a non-qualified deferred compensation plan pursuant to which eligible employees could defer a portion of their cash bonus compensation. Deferrals ceased when the 2002 Plan was adopted, although the participants continue to maintain account balances under the Newell Co. Plan which are credited with earnings as described below. Mr. Martin is the only named executive officer who has an account balance under the Newell Co. Plan. The material terms and conditions of the Newell Co. Plan as they pertain to Mr. Martin are as follows:

Interest.    Prior to April 1, 2012, amounts credited to a plan account before January 1, 1997 were credited interest at the rate published in the Midwest Edition of The Wall Street Journal for United States Treasury Bills and amounts credited to a plan account on or after January 1, 1997 were credited interest at a fixed rate of 10% compounded quarterly. Beginning April 1, 2012, a participant’s entire Plan account is being credited with earnings and losses based on investment alternatives made available in the 2008 Plan and selected by the participant from time to time.

Distributions and Withdrawals.    In 2005, Mr. Martin elected to receive quarterly payments over 10 years upon retirement. A participant may take an in-service withdrawal of any amounts that have been credited to his account for at least 36 months. Payment of this withdrawal will be made in a lump sum 12 months following the date of the request unless the participant terminates employment or dies before the payment is made. A participant may also make an in-service lump sum withdrawal if he has an unforeseeable emergency or if the Company undergoes a “change in control” as defined in the Newell Co. Plan. Mr. Martin began receiving quarterly installments of his account balance in the Newell Co. Plan in 2014 following his termination.

Potential Payments Upon Termination or Change in Control of the Company

The Company provides certain additional benefits to eligible employees upon certain types of termination of employment, including termination of employment following a change in control of the Company or only upon a change in control of the Company. All named executive officers are eligible for benefits under these circumstances as of December 31, 2014.

Termination of Employment Following a Change in Control

Employment Security Agreements

The Company has entered into Employment Security Agreements (“ESAs”) with each current named executive officer, as well as with certain other key employees, to provide benefits upon certain terminations of employment following a change in control of the Company.

The ESAs provide for benefits upon either of two types of employment termination that occur within 24 months after a change in control of the Company: (i) an involuntary termination of the executive’s employment by the Company without “good cause”; or (ii) a voluntary termination of employment for “good reason.”

For purposes of the ESAs, a “change in control” generally means: (a) a person acquires 25% or more of the voting power of the Company’s outstanding securities; (b) a merger, consolidation or similar transaction that generally involves a change in ownership of at least 50% of the Company’s outstanding voting securities; (c) a sale of all or substantially all of the Company’s assets that generally involves a change in ownership of at least 50% of the Company’s outstanding voting securities; or (d) during any period of two consecutive years or less, the incumbent directors cease to constitute a majority of the Board.

Further, “good cause” exists under the ESAs if the executive in the performance of his or her duties engages in misconduct that causes material harm to the Company or the executive is convicted of a criminal violation involving fraud or dishonesty. Finally, “good reason” exists under the ESAs if there is a material diminution in the nature or the scope of the executive’s authority, duties, rate of pay or incentive or retirement benefits; the executive is required to report to an officer with a materially lesser position or title; the Company relocates the executive by 50 miles or more; or the Company materially breaches the provisions of the ESA. However, “good reason” will not exist if the Company’s reduction in benefits under an incentive or retirement plan is applicable to all other plan participants who are senior executives and either (1) the reduction is a result of an extraordinary decline in the Company’s earnings, share price or public image or (2) the reduction is done to bring the plan(s) in line with the compensation programs of comparable companies.

The benefits provided upon such a termination of employment include the following (which are quantified in the table that follows this discussion):

•

A lump sum severance payment equal to the sum of: (1) two times (three times in the case of Mr. Polk) the executive’s annual base salary, (2) two times (three times in the case of Mr. Polk) the executive’s bonus under the Bonus Plan and (3) a pro-rata portion of the executive’s bonus under the Bonus Plan for the year of the executive’s termination of employment.

•

All benefits under the SERP and the 2008 Plan (to the extent applicable to the named executive officer) become fully vested and the equivalent of the unvested portion of the executive’s benefits under the 401(k) Plan shall be paid in a lump sum.

•

All Company stock options held by the executive will become immediately exercisable and remain exercisable until the earlier of three years thereafter or the remaining term of the options; all restrictions on any Company restricted securities and RSUs held by the executive will lapse; and all performance goals on Company performance-based awards will be deemed satisfied at the target level.

•

Continued medical coverage provided in the form of subsidized COBRA coverage that extends generally for 24 months, coverage under all other welfare plans generally for 24 months, outplacement services for six months and the payment of certain out-of-pocket expenses of the executive.

•

No gross-up payment will be made to cover any excise and related income tax liability arising under Sections 4999 and 280G of the Internal Revenue Code as a result of any payment or benefit arising under the ESA. Instead, the ESAs provide for a reduction in amounts payable so that no excise tax would be imposed. However, a reduction in payments will not occur if the payment of the excise tax would produce a greater overall net after-tax benefit.

The ESAs contain restrictive covenants that prohibit the executive from (1) associating with a business that is competitive with any line of business of the Company for which the executive provided services, without the Company’s consent and (2) soliciting the Company’s agents and employees. These restrictive covenants remain in effect during the 24-month severance period.

2010 Stock Plan and 2013 Incentive Plan

If any awards under the 2010 Stock Plan or the 2013 Incentive Plan are replaced with equivalent equity awards upon a change in control, then upon a termination of employment without good cause or for good reason within two years following the change in control, all such awards become fully exercisable and all restrictions applicable to such awards will terminate or lapse.

SERP/2008 Plan

See the discussion under “2014 Pension Benefits – SERP” and “2014 Nonqualified Deferred Compensation—2008 Plan” for an explanation of the benefits payable to a named executive officer upon the executive’s termination of employment in connection with a change in control. For purposes of the SERP and 2008 Plan, a “change in control” is determined under the 2003 Stock Plan. See 2003 and 2010 Stock Plans and 2013 Incentive Plan below.

Mr. Polk’s Compensation Arrangement

Under Mr. Polk’s Compensation Arrangement and ESA, the benefits payable to him upon his termination of employment following a change in control (or generally upon a change in control) are governed exclusively by the ESA, 2010 Stock Plan, 2013 Incentive Plan and 2008 Plan. Mr. Polk’s general severance benefits under his Compensation Arrangement apply only upon his qualifying termination of employment prior to a change in control. For additional information, see “Compensation Discussion and Analysis—Michael Polk’s Compensation Arrangement.”

Termination of Employment—No Change in Control

Company Severance Plan

As described above under the caption “Compensation Discussion and Analysis—Severance Plan”, the Company has a severance plan that provides benefits to non-union employees, including the named executive officers (except for Mr. Polk), who are involuntarily terminated without cause due to a plant closing, layoff or reduction in force, or other similar reason.

Under the Severance Plan applicable to the named executive officers, an employee who is eligible may receive salary continuation for the greater of: (i) three weeks for each year of service or (ii) 52 weeks. The amount of salary continuation is limited to two times the lesser of: (i) an employee’s annual compensation for the year prior to the termination or (ii) the maximum amount that may be taken into account under a qualified retirement plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year of termination ($260,000 for 2014). The employee may also receive medical coverage under COBRA until the earlier to occur of: (i) nine months after termination of employment or (ii) the date the employee is no longer eligible to participate in the group medical plan. Such coverage would be subsidized by the Company at the then existing active employee rates.

2003 and 2010 Stock Plans and 2013 Incentive Plan

The following applies to stock options and RSUs issued under the 2003 Stock Plan, 2010 Stock Plan and 2013 Incentive Plan upon termination of employment, retirement generally and under the Company’s retirement guidelines, death or disability.

Stock Options: In general, if an individual’s employment terminates for any reason other than death, disability or retirement, then all of his or her options expire on, and cannot be exercised after, the date of his or her termination. However, if the individual’s employment terminates due to death or disability, then all outstanding options fully vest and continue to be exercisable for one year following his or her termination (or the expiration of the term of the option, if earlier).

With respect to the 225,872 stock options awarded to Mr. Polk in 2011 pursuant to his Compensation Arrangement (all of which vested in 2014), in addition to the above, if he is involuntarily terminated (except for good cause or violation of the Company’s Code of Business Conduct and Ethics); voluntarily terminates his employment for good reason; or if he retires after he reaches the age of 55 and has at least five years of service, then all such outstanding options would continue to be exercisable for one year following his termination (or the expiration of the term of the option, if earlier). If the sum of his age and years of service at retirement is at least 65 but less than 70, his options remain exercisable for five years following his termination (or the expiration of the term of the option, if earlier), and if the sum of his age and years of service at retirement is at least 70, his options remain exercisable for 10 years following his termination (or the expiration of the term of the option, if earlier).

Restricted Stock Units (RSUs): In general, if a named executive officer’s employment terminates for any reason other than death, disability or retirement, then his or her RSUs that have not yet vested are forfeited. However, if the named executive officer’s employment terminates due to death or disability, then all restrictions lapse, and all RSUs fully vest, on the date of his or her termination.

With respect to RSUs granted prior to 2014, if the named executive officer’s employment terminates due to retirement, under the Company’s retirement guidelines, a portion of the unvested RSUs become vested if the individual is at least age 55 with five years of service, is not terminated for cause, enters into certain restrictive agreements with the Company, and meets certain age and service requirements, depending upon the date and nature of the grant, in accordance with the following table:

Qualification	Time-Based RSUs	Performance-Based RSUs
Age 65, or sum of age and years of service is at least 75	100% of any awards made at least 12 months from date of retirement, plus 100% of pro-rata value of any award made less than 12 months prior to retirement.	Awards continue to vest per the terms of the award agreement and are paid based on actual Company performance. At the end of the vesting period, (i) eligible for 100% vesting of awards that were awarded at least 12 months from date of retirement and (ii) eligible for 100% of pro-rata value of any awards that were awarded less than 12 months from date of retirement.

Sum of age and years of service is at least 70 but less than 75	75% of pro-rata value	Awards will continue to vest per the terms of the award agreement and are paid based on actual Company performance. At the end of the vesting period, eligible for 75% of pro-rata value of award that vested per the agreement.

Sum of age and years of service is at least 65 but less than 70	50% of pro-rata value	Awards will continue to vest per the terms of the award agreement and are paid based on actual Company performance. At the end of the vesting period, eligible for 50% of pro-rata value of award that vested per the agreement.

Sum of age and years of service is at least 60 but less than 65	25% of pro-rata value	Awards will continue to vest per the terms of the award agreement and are paid based on actual Company performance. At the end of the vesting period, eligible for 25% of pro-rata value of award that vested per the agreement.

Beginning with RSUs granted in 2014, if the individual’s employment terminates due to retirement (i) at age 60 or later; or (ii) at age 55 or later with at least ten years of service, any unvested time-based and performance-based RSUs granted more than 12 months prior to the date of retirement will be pro-rated by dividing the full number of months worked since the grant date by 36. The pro-rated awards will be paid out at the end of the original vesting schedule. Any RSUs granted less than 12 months from the date of retirement will be forfeited.

Additional Provisions:    The Board of Directors may condition the grant of an equity award upon the executive entering into one or more agreements with the Company not to compete with, or solicit the customers or employees of, the Company. Further, in the event of termination of the executive’s employment with the Company generally without cause, the Board has the discretion to accelerate the date as of which any stock option may become exercisable or to accelerate the date as of which the restrictions will lapse with respect to RSUs or other awards. Further, additional provisions may apply under the terms of the executive’s individual award letter.

Management Cash Bonus Plan

Under the Company’s retirement guidelines, an executive will be eligible for a bonus payment based on his or her current year eligible earnings and paid at the normal bonus timetable, subject to attainment of his or her annual performance goals, if the individual is at least age 55 with five years of service, is not terminated for cause, enters into certain restrictive agreements with the Company and the sum of his or her age and years of service is at least 60.

SERP/2008 Deferred Compensation Plan

Effective January 1, 2014, all active participants in the 2008 Plan became fully vested in their SERP Cash Account balances, except for the portion of their account attributable to SERP Cash Account transition contributions, which will become fully vested if the executive is actively employed on March 31, 2016, or upon death, disability or a change in control (as defined in the 2003 Stock Plan) prior to March 31, 2016. The vesting provisions that apply to a named executive officer’s benefits under the SERP can depend on the circumstances under which his employment terminates. See the discussion under the caption “Retirement Plans.”

Mr. Burke is the only named executive officer participating in the SERP. Assuming a termination of his employment on December 31, 2014 for reasons other than death, he would not be entitled to a SERP benefit. However, upon a termination of employment on December 31, 2014 due to death he would be entitled to a special preretirement death benefit, in lieu of any retirement benefit under the SERP.

Under the 2008 Plan, assuming a termination of employment on December 31, 2014 due to death or disability, each current named executive officer would be entitled to the entire balance of their 2008 Plan account as reported in the “Aggregate Balance at Last FYE” column of the 2014 Nonqualified Deferred Compensation table.

Mr. Polk Compensation Arrangement

For additional information regarding Mr. Polk’s Compensation Arrangement and the benefits payable to him in the event he is involuntarily terminated except for good cause prior to a change in control or voluntarily terminates for good reason, see “Compensation Discussion and Analysis—Michael Polk’s Compensation Arrangement.”

Change in Control Only—No Termination of Employment

2003 and 2010 Stock Plans and 2013 Incentive Plan

Under the 2003 Stock Plan, upon a change in control of the Company, all options issued under the plan would continue to be exercisable by their terms. This benefit does not require any termination of employment. Under the 2010 Stock Plan and the 2013 Incentive Plan (with respect to awards granted prior to 2015), upon a change in control of the Company, (1) all awards that are subject to performance goals become fully exercisable, without restriction, as though the performance goals were met at the level that provides for a target payout and (2) all other awards that are not replaced with equivalent equity awards become fully exercisable without restriction. Awards that are earned but not paid become immediately payable in cash. These benefits do not require any termination of employment. Beginning in 2015, performance-based RSUs granted under the 2013 Incentive Plan no longer will vest without restriction unless not replaced with equivalent equity awards.

For purposes of the above plans, a “change in control” generally has the same meaning as applicable for the ESAs. See “Employment Security Agreements” above.

SERP/2008 Deferred Compensation Plan

Effective January 1, 2014, all active participants in the 2008 Plan became fully vested in their SERP Cash Account balances, except for the portion of their account attributable to SERP Cash Account transition contributions, which will fully vest if the executive is actively employed on March 31, 2016, or upon death, disability or a change in control prior to March 31, 2016. A named executive officer’s benefits under the SERP will become fully vested upon a change in control of the Company. For purposes of the SERP and 2008 Plan, a “change in control” has the same meaning as applicable under the 2003 Stock Plan. For purposes of the 2003 Stock Plan, a “change in control” generally has the same meaning as applicable for the ESAs.

Additional Benefits for Termination or Change in Control Scenarios

The tables set forth below quantify the additional compensation and benefit amounts that would be payable to each named executive officer under the change in control and/or termination of employment scenarios described above if such events occurred as of December 31, 2014.

Termination of Employment Following a Change in Control

The amounts set forth in this table would be payable to or for each named executive officer, assuming a change in control of the Company and termination of employment of the named executive officer on December 31, 2014.

Name	Michael B. Polk	John K. Stipancich	William A. Burke	Paula S. Larson	Mark S. Tarchetti
Three/Two Times Base Salary	$3,600,000	$1,070,000	$1,320,000	$1,050,000	$1,232,000
Two/Three Times Target Bonus	5,040,000	802,500	1,122,000	787,500	1,047,200
Prorata Bonus	1,680,000	401,250	561,000	393,750	523,600
Accrued Unvested Retirement Benefits—SERP(1)	—	—	1,366,012	—	—
Accrued Unvested Retirement Benefits—SERP Cash Account(2)	625,893	365,353	417,853	—	—
Accrued Unvested Retirement Benefits—401(k) Plan	—	—	—	10,400	10,646
Value of Unvested Restricted Stock Units(3)	33,122,835	4,524,673	6,909,792	1,787,716	6,008,736
Welfare Benefits for Severance Period(4)	13,296	13,296	13,296	13,296	13,296
Outplacement Services (6 mos.)	7,500	7,500	7,500	7,500	7,500
Reduction (§280G)(5)	—	(1,039,416)	(1,438,309)	(487,298)	—

Total	$44,089,524	$6,145,156	$10,279,144	$3,562,864	$8,842,978

(1)	Accrued Unvested Retirement Benefits—SERP. The amount in this row is the present value of the accumulated unvested benefit payable to Mr. Burke under the SERP as of December 31, 2014. Assumptions used in determining this amount include a 4.50% discount rate and the RP-2000 projected to 2020 Combined Healthy Mortality Table, except using a unisex mortality table and without reduction for mortality risk before age 65, which are the actuarial assumptions to determine present value under the SERP assuming termination of employment on December 31, 2014. See “Retirement Plans—SERP,” above.

(2)	Accrued Unvested Retirement Benefits—SERP Cash Account. Beginning January 1, 2014, all named executive officers became vested in their respective SERP Cash Accounts. The amounts shown above represent Transition SERP Cash Contributions for each of Messrs. Polk, Burke and Stipancich (including contributions for 2014 credited in 2015) which would not otherwise vest until March 31, 2016.

(3)	Value of Unvested Restricted Stock Units. Amounts in this row represent the value of the RSUs that would vest upon a change in control and termination of employment on December 31, 2014, with performance-based RSUs payable at target. The value of the RSUs is based on the closing market price of the Company’s common stock on December 31, 2014 ($38.09).

(4)	Welfare Benefits for Severance Period. Amounts in this row consist of projected premiums for life, medical, dental, vision, accidental death and disability and disability policies, reduced by the amount of projected employee premiums and employee paid administrative charges, during the 24 month severance period for each named executive officer.

(5)	Payment Reduction (§280G). Amounts in this row reflect the value, if any, of the reduction in payments to avoid any excise tax liability arising under Sections 4999 and 280G of the Internal Revenue Code, which applies to the named executive officers under their respective ESAs. However, for Mr. Polk, a reduction in payments would not occur for 2014 under his ESA because the payment of an excise tax of $5,643,252 would produce a greater overall net after-tax benefit to him.

Death, Disability or Termination of Employment, Without a Change in Control

The amounts set forth in this table would be payable to or for each named executive officer, assuming no change in control of the Company and that the named executive officer terminated employment on December 31, 2014, including on account of death, disability or retirement.

Name	Michael B. Polk	John K. Stipancich	William A. Burke	Paula S. Larson	Mark S. Tarchetti
Continued Salary(1)	$2,400,000	$535,000	$660,000	$525,000	$616,000
Target Bonus(2)	1,680,000	—	—	—	—
Continued Health Payment/ Coverage(3)	13,296	4,986	4,986	4,986	4,986
Value of Unvested Restricted Stock Units(4)	33,122,835	4,524,673	6,909,792	1,787,716	6,008,736
SERP Benefits(5)	—	—	2,420,841	—	—
SERP Cash Account Benefits(6)	1,648,447	832,547	1,226,673	22,595	77,433

(1)	Continued Salary. Under Mr. Polk’s Compensation Agreement, he would receive 24 months of salary continuation upon his involuntary termination of employment except for good cause or voluntary termination for good reason. For all other named executive officers, amounts in this row are payable pursuant to the Company’s severance plans, assuming 12 months of severance, which is consistent with the Company’s actual practice in granting severance to executives with levels of service similar to those of the named executive officers.

(2)	Target Bonus. Under Mr. Polk’s Compensation Arrangement, he would be eligible for a pro-rated annual cash bonus for the year of his involuntary termination of employment except for good cause or voluntary termination for good reason (which is estimated in the table using a 100% achievement percentage). For all other named executive officers, no executive would be entitled to a bonus for the year of their termination of employment.

(3)	Continued Health Payment/Coverage. Under Mr. Polk’s Compensation Arrangement, upon his involuntary termination of employment except for good cause or voluntary termination for good reason, he would receive a lump-sum cash payment for COBRA continuation of medical and dental benefits for 24 months equal to the difference between the COBRA premium and coverage rates for active employees. For all other named executive officers, amounts in this row reflect continued health benefits pursuant to the Company’s severance plans.

(4)	Value of Unvested Restricted Stock Units. Amounts in this row represent the value of the RSUs that would vest upon death or disability on December 31, 2014 pursuant to the terms of the grant award, with performance-based RSUs payable at target. The value of the RSUs is based on the closing market price of the Company’s common stock on December 31, 2014 ($38.09).

(5)	SERP Benefits. Mr. Burke is the only named executive officer employed as of December 31, 2014 who participates in the SERP. The amount above represents the death benefit payable under the SERP in the event of his death on December 31, 2014.

(6)	SERP Cash Account Benefits. Effective January 1, 2014, all active participants became 100% vested in their SERP Cash Account balances except for the portion of their account attributable to SERP Cash Account transition contributions. Under Mr. Polk’s Compensation Arrangement, upon his involuntary termination of employment except for good cause or voluntary termination for good reason, or upon his death or disability, he would become fully vested in his SERP Cash Account balance, including his transition contributions, as shown in the table as of December 31, 2014. For all other named executive officers, amounts in this row represent the death or disability benefit payable under the SERP Cash Account on account of death or disability on December 31, 2014.

Change in Control—No Termination of Employment

The amounts set forth in the following table would be payable to or for each named executive officer, assuming a change in control of the Company on December 31, 2014.

Name	Michael B. Polk	John K. Stipancich	William A. Burke	Paula S. Larson	Mark S. Tarchetti
Value of Unvested Restricted Stock Units(1)	$33,122,835	$4,524,673	$6,909,792	$1,787,716	$6,008,736
Accrued Unvested Retirement Benefits—SERP(2)	—	—	1,366,012	—	—
Accrued Unvested Retirement Benefits—SERP Cash Account(3)	625,893	365,353	417,853	—	—

(1)	Value of Unvested Restricted Stock Units. Amounts in this row represent the value of RSUs that would vest upon a change in control on December 31, 2014, with performance-based RSUs payable at target. The value of the RSUs is based on the closing market price of the Company’s common stock on December 31, 2014 ($38.09).

(2)	Accrued Unvested Retirement Benefits—SERP. Please refer to Footnote (1) of the Termination of Employment Following a Change in Control table for additional information regarding amounts in this row.

(3)	Accrued Unvested Retirement Benefits—SERP Cash Account. Please refer to Footnote (2) of the Termination of Employment Following a Change in Control table for a description of the amounts in this row.

2014 Director Compensation

This table discloses all compensation provided to each non-employee director of the Company in 2014.

Name	Fees Earned Or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Thomas E. Clarke	$115,000	$124,988	$239,988
Kevin C. Conroy	100,000	124,988	224,988
Scott S. Cowen	103,750	124,988	228,738
Michael T. Cowhig	300,000	124,988	424,988
Elizabeth Cuthbert-Millett	100,000	124,988	224,988
Domenico De Sole	100,000	124,988	224,988
Jose Ignacio Perez-Lizaur	100,000	124,988	224,988
Cynthia A. Montgomery	103,750	124,988	228,738
Christopher D. O’Leary	0	0	0
Steven J. Strobel	120,000	124,988	244,988
Michael A. Todman	100,000	124,988	224,988
Raymond G. Viault	107,500	124,988	232,488

(1)	Includes all meeting and retainer fees paid or deferred pursuant to the Company’s 2008 Plan.

(2)	Stock Awards. The amount in this column reflects the grant date fair value of the award of 4,234 RSUs to each director on May 14, 2014 computed in accordance with ASC 718. The RSUs vest on the earlier of: (i) the first anniversary of the date of the grant; or (ii) the date immediately preceding the date of the annual meeting of stockholders in the following year. The number of RSUs granted to each non-employee director was determined by dividing $125,000 by the fair market value of a share of common stock on the date of grant, $29.52. In addition to the RSUs shown in the table, the following directors have the following number of options outstanding as of December 31, 2014: Dr. Clarke, 15,066; Dr. Cowen, 15,066; Mr. Cowhig, 15,066; Ms. Cuthbert-Millett, 5,353; Mr. De Sole, 10,000; Dr. Montgomery, 15,066; Mr. Strobel, 21,066; Mr. Todman, 15,353; and Mr. Viault, 15,066.

Non-employee directors of the Company are paid an annual cash retainer of $100,000 (the Chairman, Mr. Cowhig, is paid an annual retainer of $300,000). Additional annual cash retainers are paid to Committee Chairpersons as follows: Audit Committee, $20,000; Finance Committee, $10,000; Nominating/Governance Committee, $10,000; and Organizational Development & Compensation Committee, $15,000. Each director is eligible to participate in the Company’s 2008 Plan and is permitted to defer up to 100% of director fees under the terms of that plan. Non-employee directors also receive an annual RSU award valued at $125,000, with the number of RSUs determined by the fair market value of a share of the Company’s common stock on the date of grant. The RSU award is typically made in May of each year and vests the earlier of: (i) the first anniversary of the date of the grant; or (ii) the date immediately preceding the date of the annual meeting of stockholders in the following year. The 2013 Incentive Plan provides for discretionary grants to non-employee directors of stock options, stock awards and stock units.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information, as of December 31, 2014, relating to equity compensation plans of the Company under which the Company’s common stock is authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(3)
Equity compensation plans approved by security holders	6,332,355	$19.20	53,824,013
Equity compensation plans not approved by security holders	N/A	N/A	N/A
TOTAL:	6,332,355	$19.20	53,824,013

(1)	The number shown in column (a) is the number of shares that, as of December 31, 2014, may be issued upon exercise of outstanding options (2,601,968 options outstanding as of December 31, 2014) and vesting of RSUs (3,730,387 RSUs outstanding as of December 31, 2014) under the stockholder-approved 2013 Incentive Plan, the 2010 Stock Plan and the 2003 Stock Plan. The 3,730,387 RSUs are comprised of 1,725,185 time-based RSUs and 2,005,202 performance-based RSUs. 1,854,851 of the performance-based RSUs, depending on the level of achievement of a total shareholder return performance goal, may be adjusted up to a maximum payout of 200%, or down to a minimum payout of 0% of the number of performance-based RSUs granted. This table assumes that the performance-based RSUs pay out at target, or 100%.

(2)	The price shown in column (b) is the weighted-average exercise price of outstanding stock options (excludes RSUs, which vest at no cost to participants).

(3)	The amount shown in column (c) is the number of shares that, as of December 31, 2014, may be issued upon exercise of options and other equity awards that may be granted in the future under the 2013 Incentive Plan. For purposes of this table, the number of performance-based RSUs reflects the maximum potential adjustment of 200% of outstanding performance-based RSUs, or 8,952,678 shares. In the event the performance-based RSUs granted under the 2013 Incentive Plan pay out at target, or 100%, the number of securities available for future issuance under the 2013 Incentive Plan would be approximately 58.3 million. Every share issued pursuant to an RSU award under the 2013 Incentive Plan decreases availability under such plan by 3.5 shares.

CERTAIN BENEFICIAL OWNERS

As of March 16, 2015, the only persons or groups that are known to the Company to be the beneficial owners of more than five percent of the outstanding common stock are:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class Outstanding
Capital International Investors 333 South Hope Street Los Angeles, CA 90071	27,903,204	10.2%(1)

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	24,667,288	9.1%(2)

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	20,265,973	7.5%(3)

(1)	As reported in a statement on Schedule 13G filed with the SEC on February 13, 2015 by Capital International Investors. According to the filing, Capital International Investors has sole voting power over 26,628,870 of such shares and sole dispositive power over 27,903,204 of such shares. Capital International Investors is a division of Capital Research and Management Company.

(2)	As reported in a statement on Schedule 13G/A filed with the SEC on January 15, 2015 by BlackRock, Inc. According to the filing, BlackRock, Inc. has sole voting power over 21,173,024 of such shares, shared voting power of 29,048 of such shares, sole dispositive power over 24,638,240 of such shares and shared dispositive power of 29,048 of such shares.

(3)	As reported in a statement on Schedule 13G/A filed with the SEC on February 10, 2015 by The Vanguard Group, Inc. According to the filing, The Vanguard Group, Inc. has sole voting power over 467,649 of such shares, sole dispositive power over 19,820,466 of such shares and shared dispositive power over 445,507 of such shares.

The following table sets forth information as to the beneficial ownership of shares of common stock of each director, including each nominee for director, and each named executive officer and all directors and executive officers of the Company, as a group. Except as otherwise indicated in the footnotes to the table, each individual has sole investment and voting power with respect to the shares of common stock set forth.

	Common Stock Beneficially Owned on March 16, 2015
Name of Beneficial Owner	Number of Shares		Percent of Class Outstanding
Thomas E. Clarke	57,257	(1)	*
Kevin C. Conroy	16,010		*
Scott S. Cowen	77,313	(1)(2)	*
Michael T. Cowhig	56,089	(1)	*
Elizabeth Cuthbert-Millett	97,834	(1)	*
Domenico De Sole	46,098	(1)	*
Jose Ignacio Perez-Lizaur	4,626		*
Cynthia A. Montgomery	60,136	(1)	*
Christopher D. O’Leary	100		*
Michael B. Polk	855,530	(1)(3)	*
Steven J. Strobel	61,257	(1)	*
Michael A. Todman	53,204	(1)	*
Raymond G. Viault	63,912	(1)	*
John K. Stipancich	34,276		*
Douglas L. Martin	0		*
William A. Burke	178,419	(1)	*
Paula S. Larson	0		*
Mark S. Tarchetti	122,514		*
All directors and executive officers as a group	1,784,575	(1)	*

*	Represents less than 1% of the Company’s outstanding common stock.

(1)	Includes shares issuable pursuant to stock options and RSUs currently exercisable or exercisable or vesting within 60 days of March 16, 2015 as follows: Dr. Clarke, 11,066 shares; Dr. Cowen, 11,066 shares; Mr. Cowhig, 11,066 shares; Ms. Cuthbert-Millett, 5,353 shares; Mr. De Sole,10,000 shares; Dr. Montgomery, 15,066 shares; Mr. Polk, 225,872 shares; Mr. Strobel, 21,066 shares; Mr. Todman, 15,353 shares; Mr. Viault, 15,066 shares; Mr. Burke,10,000 shares; and all directors and executive officers as a group, 350,974 shares.

(2)	Includes 1,220 shares owned by Dr. Cowen’s wife.

(3)	Includes 206,844 shares owned in trust by Mr. Polk.

AUDIT COMMITTEE REPORT

The Audit Committee is appointed annually by the Board of Directors and currently consists of five members, all of whom are “independent directors” for purposes of the Audit Committee under the applicable U.S. Securities and Exchange Commission (“SEC”) regulations, the applicable NYSE rules and the Company’s Corporate Governance Guidelines. Further, the Board of Directors has affirmatively determined that each of Mr. Strobel and Mr. Todman is qualified as an “audit committee financial expert” within the meaning of the applicable SEC regulations. The Committee fulfills its responsibilities through periodic meetings with the Company’s independent registered public accounting firm, internal auditors and management. During 2014, the Committee met twelve times.

The Audit Committee acts under a written charter which was most recently approved by the Board of Directors on November 12, 2014. A copy of the Committee’s current charter is available under the “Corporate Governance” link on the Company’s website at www.newellrubbermaid.com.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements, for establishing and maintaining internal control over financial reporting and for assessing the effectiveness of the Company’s internal control over financial reporting as of the end of each fiscal year. The Company’s independent registered public accounting firm is responsible for planning and carrying out a proper audit of the Company’s annual financial statements and the Company’s internal control over financial reporting, expressing opinions as to the conformity of the financial statements with generally accepted accounting principles and the effectiveness of internal controls over financial reporting, based on its audits.

The Committee discussed with the Company’s internal auditors and its independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the internal auditors and representatives of the Company’s independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements in the Annual Report with management. The Committee also reviewed and discussed with representatives of the Company’s independent registered public accounting firm their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and underlying estimates in its financial statements, and the matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committees. The Committee has received from the independent registered public accounting firm the written disclosures regarding their independence required by PCAOB Rule No. 3526, Communications with Audit Committees Concerning Independence, as currently in effect, and has discussed with representatives of the Company’s independent registered public accounting firm the firm’s independence from management and the Company. Finally, the Committee has received written confirmations with respect to non-audit services performed by the independent registered public accounting firm and has considered whether such non-audit services are compatible with maintaining the firm’s independence.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2014 to be filed with the SEC.

The Committee also reviewed management’s report on its assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 and the report of the Company’s independent registered public accounting firm on the effectiveness of internal control over financial reporting as of December 31, 2014. Based on the above-mentioned review and discussions with management and the Company’s independent registered public accounting firm, the Committee recommended to the Board that management’s report on its assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 and the report of the independent registered public accounting firm be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 to be filed with the SEC.

This report is submitted on behalf of the members of the Audit Committee:

Steven J. Strobel, Chair

Cynthia A. Montgomery

Jose Ignacio Perez-Lizaur

Michael A. Todman

Raymond G. Viault

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company for the year 2015. Representatives of Ernst & Young LLP are expected to be present at the annual meeting to answer appropriate questions and, if they so desire, to make a statement. If the stockholders should fail to ratify the appointment of the independent registered public accounting firm, the Audit Committee would reconsider the appointment.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year 2015.

Fees of Independent Registered Public Accounting Firm for 2014 and 2013

Description of Fees	Amount of Fees Billed by Ernst & Young LLP in Fiscal Year 2014 (In millions)	Amount of Fees Billed by Ernst & Young LLP in Fiscal Year 2013 (In millions)
Audit Fees(1)	$7.5	$7.0
Audit-Related Fees(2)	0.3	0.8
Tax Fees(3)	0.1	—
All Other Fees	—	—

(1)	Includes fees for professional services rendered for the audits of the Company’s annual consolidated financial statements and internal control over financial reporting, reviews of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, issuances of comfort letters and consents for securities offerings, statutory audits required internationally and for other services that only the Company’s independent registered public accounting firm can reasonably provide.

(2)	Includes fees for professional services rendered related primarily to audits of employee benefit plans, due diligence procedures for acquisitions and divestitures and examinations of internal controls in accordance with Statement on Standards for Attestation Engagements No. 16, Reporting on Controls at a Service Organization.

(3)	Includes fees for domestic tax advice and planning.

Pre-Approval Policies and Procedures of the Audit Committee

The Audit Committee has adopted a Policy for Pre-Approval of Audit and Non-Audit Services Provided by an External Audit Firm (the “Policy”). The Policy sets forth the procedures and conditions for pre-approving audit and permitted non-audit services to be performed by the independent registered public accounting firm responsible for auditing the Company’s consolidated financial statements or any separate financial statements that will be filed with the SEC.

This Policy provides that the Audit Committee may either pre-approve proposed audit and non-audit services provided by the Company’s independent registered public accounting firm based upon a description of the specific services to be provided, or on a case-by-case basis, for specific categories of services. Non-audit services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent registered public accounting firm, including, among other things, certain consultations concerning financial accounting and reporting standards, closing balance sheet audits pertaining to Company dispositions and assurance services in connection with securities offerings. Tax services are tax compliance, tax planning and related services, excluding any tax service prohibited by regulatory or other oversight authorities. In determining whether to pre-approve a service, the Policy requires the Audit Committee to consider whether the particular service is sufficiently described so that the Audit Committee can make a well-reasoned assessment of the impact of the service on the firm’s independence and so that the pre-approval does not result in a delegation to management of the Audit Committee’s responsibility. Additionally, the Audit Committee must consider whether the provision of each service (a) places the independent registered public accounting firm in the position of auditing its own work, (b) results in the independent registered public accounting firm acting as management or an employee of the Company or (c) places the independent registered public accounting firm in a position of being an advocate for the Company. Pursuant to the Policy, the Company may not under any circumstances engage the independent registered public accounting firm to provide any service that is prohibited by applicable law.

For the fiscal year ended December 31, 2014, no Audit-Related Fees, Tax Fees or Other Fees disclosed above were approved in reliance on the exceptions to pre-approval requirements set forth in 17 CFR 210.2-01(c)(7)(i)(C).

The Audit Committee of the Company’s Board of Directors has considered whether the provision of non-audit services by Ernst & Young LLP for the fiscal year ended December  31, 2014 is compatible with maintaining such firm’s independence.

PROPOSAL 3—ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, the Company is required to submit to stockholders a resolution subject to an advisory vote to approve the compensation of the Company’s named executive officers. The current frequency of the advisory vote on executive compensation is annual, with the vote for the current year being taken pursuant to this Proposal 3. The next such vote will occur at the Company’s 2016 annual meeting of stockholders.

The Board of Directors encourages stockholders to carefully review the Executive Compensation section of this Proxy Statement, including the Compensation Discussion and Analysis, for a thorough discussion of the Company’s compensation program for named executive officers. The Company’s executive compensation objectives are to: motivate its executives to meet or exceed the Company’s performance goals; reward individual performance and contributions; link the financial interests of executives and stockholders; and attract and retain the best possible executive talent. The Company has pursued these objectives by:

•	Having a significant portion of each executive officer’s total compensation directly tied to achieving the Company’s performance goals;

•	Using time-based and performance-based RSUs to provide long-term incentive compensation and to link the financial interests of its executives with those of its stockholders;

•	Capping compensation payments, even in the case of extraordinary performance;

•

Using compensation information compiled from a custom comparator group, published compensation surveys and the advice and input of an independent compensation consultant to set compensation at competitive levels;

•	Maintaining a clawback policy that allows for the recoupment of incentives in certain circumstances;

•	Maintaining stock ownership guidelines for named executive officers; and

•	Prohibiting the hedging or pledging of shares of the Company’s common stock by named executive officers.

Accordingly, the following resolution is submitted for an advisory stockholder vote at the annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby approved.”

As this is an advisory vote, the result will not be binding on the Company, the Board of Directors or the Organizational Development & Compensation Committee, although the Board of Directors and the Committee will carefully consider the outcome of the vote when evaluating the Company’s compensation program.

The Board of Directors unanimously recommends that you vote FOR the advisory resolution to approve executive compensation.

PROPOSAL 4—SPECIAL SHAREOWNER MEETINGS

John Chevedden, whose address and share ownership will be furnished promptly by the Company upon receipt of an oral or written request, submitted the following proposal:

Resolved, Shareowners ask our board to take the steps necessary (unilaterally if possible) to amend our bylaws and each appropriate governing document to give holders in the aggregate of 10% of our outstanding common stock the power to call a special shareowner meeting. This proposal does not impact our board’s current power to call a special meeting.

Delaware law allows 10% of shareholders to call a special meeting and dozens or hundreds of companies have adopted the 10% threshold. Special meetings allow shareowners to vote on important matters, such as electing new directors that can arise between annual meetings. Shareowner input on the timing of shareowner meetings is especially important when events unfold quickly and issues may become moot by the next annual meeting.

This is also important because there could be a 15-month span between our annual meetings. This proposal topic won more than 70% support at Edwards LIfesciences and SunEdison in 2013. Vanguard sent letters to 350 of its portfolio companies asking them to consider providing the right for shareholders to call a special meeting.

Our clearly improvable corporate governance (as reported in 2014) in an added incentive to vote for this proposal:

GMI Ratings, an independent investment research firm, said Michael Polk was given $24 million in 2013 Total Realized Pay. There was a significant 13% negative vote on Newell Rubbermaid executive pay in 2014. Unvested equity amounts partially or fully accelerate upon CEO termination. Accelerated equity vesting allows executives to realize lucrative pay without necessarily having earned it through strong performance. Newell Rubbermaid had not disclosed specific, quantifiable performance objectives for our CEO. And our shareholders had the prospect of 23% stock dilution.

Directors with long-tenure of 11 to 19-years, which can negatively impact director independence, controlled 50% of the votes on our most important board committees. This included: Thomas Clarke, chairman of our executive pay committee who received our highest negative votes of 18%; Raymond Viault; Scott Cowen who was potentially overextended with director duties at 4 public companies; Cynthia Montgomery; Elizabeth Cuthbert-Millett, a member of our executive pay committee who received our second highest negative votes of 9%.

Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value.

BOARD OF DIRECTORS STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL

The Board of Directors opposes this proposal and unanimously recommends that you vote AGAINST it for the following reasons.

The Board of Directors has given careful consideration to the stockholder proposal (the “Proposal”) and believes that providing holders of only 10% of the Company’s outstanding common stock the power to call a special meeting of stockholders is not in the best interests of the Company or its stockholders.

The Company’s By-Laws already permit stockholders who own 15% or more of the Company’s outstanding common stock, on an aggregate net long basis, for at least one year, to call a special meeting. The 15% minimum threshold is a reasonable one, designed to strike a balance between assuring that stockholders have a means of calling a meeting of stockholders and protecting against the risk that a small minority of stockholders could trigger a special meeting and its associated financial expense and disruption to the Company’s business. The 15% threshold requirement is equal to or lower than the comparable requirement of approximately 90% of Delaware corporations in the S&P 500 Index that give stockholders the right to call special meetings.

Reducing the threshold to 10% would allow a small group of minority stockholders to use the extraordinary measure of calling a special meeting to serve their narrow self-interest at the expense of the majority of stockholders and the Company. Convening a special meeting is an expensive and time-consuming event due to the costs associated with preparing the required disclosure documents, printing and mailing costs, and the time commitment required of the Company’s Board of Directors and senior management to prepare for and conduct such special meetings. The significant attention of the Company’s Board of Directors, officers and employees is required to prepare for special meetings, distracting them from their primary focus of maximizing long-term financial returns and operating the Company’s business in the best interests of stockholders. Allowing stockholders of as little as 10% of the Company’s outstanding common stock the unlimited ability to call special meetings imposes substantial administrative and financial burdens on the Company and could significantly disrupt the Company’s business. The existing 15% net long threshold protects stockholder interests by ensuring that special meeting matters are: (1) of concern to a significant number of stockholders, (ii) worth the significant expense to the Company, and (iii) not an unnecessary distraction to management. The requirement that stockholders requesting a special meeting must have held a 15% net long position in the Company’s outstanding common stock for at least one year ensures that stockholders seeking to exercise the right have a true economic interest in the Company.

Additionally, the Proposal would permit a special meeting to be called without any appropriate and reasonable limitations. The Proposal provides stockholders meeting the minor 10% ownership threshold with the unlimited ability to call special meetings for any purpose and at any time, including for actions that are duplicative of recent ones the stockholders have already voted on at an annual meeting or will vote on at an upcoming annual meeting. The existing By-Laws contain important limitations and timing mechanisms that are intended to avoid the cost and distraction from multiple stockholder meetings being held in a short time period. These appropriate limitations will protect stockholders from devoting considerable time and resources to matters that have been or will be addressed at the annual meeting, along with guarding against the corporate waste and financial burdens associated with unlimited special meetings being held in a short period of time.

The Board of Directors believes special meetings should only be called to consider extraordinary events that are of interest to a broad base of stockholders and that cannot wait until the next annual meeting. The existing 15% threshold mechanism for special meetings safeguards the broader interests of all stockholders and the Company, instead of allowing for minority stockholders to serve their narrow self-interests. Stockholders can also be assured that their right to be apprised of and vote on significant matters is additionally protected by their existing right to participate in annual meetings, state law and other regulations. As a Delaware corporation, the Company is required to have all major corporate actions, such as mergers, a sale of all or substantially all of the Company’s assets or increases or decreases in authorized shares, approved by stockholders. As a New York Stock Exchange listed company, the Company is also required to, among other things, obtain stockholder approval for equity compensation plans, significant issuances of securities to related parties or when such issuances represent more than 20% of the Company’s voting power. Moreover, the issues raised by Mr. Chevedden in support of his Proposal (executive compensation and director independence) are already consistently discussed at the annual meetings and can be addressed through the current special meeting provision. Mr. Chevedden has offered no explanation why a lower threshold would be in the best interests of stockholders or how a lower threshold would address his concerns.

The Board of Directors continues to believe that 15% is an appropriate threshold, particularly when evaluated in the context of the Company’s high standards of corporate governance and established commitment to good governance practices. The Company maintains a number of corporate governance practices and policies that enable stockholders to express their concerns on important corporate matters, including the annual election of all members of the Board of Directors with only one-term of service until re-election and a majority voting standard for the election of directors. At the Company’s 2014 annual meeting, each of the directors was elected with over 97% of votes cast. The By-Laws also provide for stockholder nominations of directors and the submission of stockholder proposals to be voted on at the annual meeting. Along with the Company’s existing corporate governance mechanisms, the Company maintains open lines of communication with its stockholders, financial analysts and stockholder advisory services regarding important issues relating to the Company’s business and has demonstrated accountability and responsiveness to the views and concerns of stockholders.

Accordingly, the Board of Directors believes that the existing 15% special meeting threshold, along with the Company’s current charter, By-Laws and corporate governance practices, enable the Board of Directors and management to operate the business in the best interests of stockholders, while also protecting the Company from hostile or abusive tactics. If adopted, this Proposal would have the effect of allowing a relatively small minority of stockholders with narrow short-term interests to call an unlimited number of special meetings to consider matters that may not be in the best interests of all stockholders. Therefore, in the best interests of stockholders and the Company and in light of the many stockholder protections the Company already has in place, the Board of Directors recommends that you vote against this Proposal.

The Board of Directors unanimously recommends that you vote AGAINST Proposal 4 for the ability of only 10% holders of the Company’s common stock to call a special meeting of stockholders.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE REPORTING

Based solely upon a review of reports on Forms 3, 4 and 5 and any amendments thereto furnished to the Company pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and written representations from the officers and directors that no other reports were required, the Company believes that all of such reports were filed on a timely basis.

OTHER BUSINESS

The Board of Directors does not know of any business to be brought before the annual meeting other than the matters described in the notice of annual meeting. However, if any other matters properly come before the annual meeting or any adjournment or postponement of the annual meeting, each person named in the accompanying proxy intends to vote the proxy in accordance with his judgment on such matters.

By Order of the Board of Directors,

Bradford R. Turner
Senior Vice President—General Counsel & Corporate Secretary

April 1, 2015

APPENDIX A

Non-GAAP Reconciliation

The Compensation Discussion and Analysis contains non-GAAP financial measures within the meaning of Item 10(e) of Regulation S-K promulgated by the Securities and Exchange Commission and include a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP.

The Company’s management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures (a) permit investors to view the Company’s performance using the same tools that Company management uses to evaluate the Company’s past performance and prospects for future performance and (b) determine certain elements of management’s incentive compensation.

The Company’s management believes that core sales provides a more complete understanding of underlying sales trends by providing sales on a consistent basis as it excludes the impacts of acquisitions and changes in foreign currency from year-over-year comparisons. The effect of foreign currency on reported sales is determined by applying a fixed exchange rate, calculated as the 12-month average in the prior year, to the current and prior year local currency sales amounts, excluding sales of acquired businesses within one year of the acquisition date, with the difference in these two amounts being the impact on core sales related to foreign currency, and the difference between the change in as reported sales and the change in core sales related to foreign currency reported as the currency impact.

The Company’s management believes that normalized earnings per share and normalized gross margin, which exclude restructuring and restructuring-related expenses and one-time and other events such as costs related to product recalls, the extinguishment of debt, certain tax benefits and charges, impairment charges, pension settlement charges, discontinued operations, costs related to the acquisition and integration of acquired businesses, advisory costs for process transformation and optimization initiatives, asset devaluations resulting from the adoption and continued use of the SICAD I Venezuelan Bolivar exchange rate and certain other items, are useful because they provide investors with a meaningful perspective on the current underlying performance of the company’s core ongoing operations. The Company uses core sales, normalized earnings per share and normalized gross margin as the three performance criteria in its management cash bonus plan.

The Company determined the tax effect of the items excluded from normalized earnings per share by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected.

While the Company believes that these non-GAAP financial measures are useful in evaluating the Company’s performance, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

A-1

A reconciliation of 2014 and 2013 diluted earnings per share to normalized earnings per share is as follows:

	2014	2013
Diluted earnings per share (as reported)	$1.35	$1.63
Product recall costs	0.03	—
Restructuring and restructuring-related costs	0.25	0.39
Currency devaluation—Venezuela	0.11	0.02
Inventory charge from devaluation of Venezuelan Bolivar	0.02	—
Advisory costs for process transformation and optimization	0.02	—
Acquisition and integration costs	0.01	—
Pension settlement charge	0.15	—
Income tax items	(0.01)	(0.03)
Losses on extinguishment of debt	0.08	—
Income from discontinued operations	(0.02)	(0.20)

Normalized EPS*	$2.00	$1.82

*	Totals may not add due to rounding.

A reconciliation of normalized gross margin for 2014 is as follows:

(in millions)
Gross margin, as reported	$2,203.4
Product recall costs	12.0
Restructuring and restructuring-related costs	2.1
Inventory charge from devaluation of Venezuelan Bolivar	5.2
Normalized gross margin	$2,222.7

As a percentage of 2014 net sales ($5,727.0)	38.81%

A reconciliation of 2014 reported sales to core sales is as follows (dollars in millions):

As Reported			Core Sales						Year-Over-Year Increase (Decrease)
2014	2013	Change	2014	2013	Change	Less Acquisi- tions	Excl. Acquisi- tions	Currency Impact	Excluding Currency	Including Currency	Currency Impact	Acquisi- tions	Core Sales Growth
$5,727.0	$5,607.0	$120.0	$5,848.5	$5613.2	$235.3	$68.9	$166.4	$(115.3)	4.20%	2.14%	(2.06)%	1.23%	2.97%

A-2

NEWELL RUBBERMAID INC. 3 GLENLAKE PARKWAY ATLANTA, GA 30328	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M84801-P61665 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

NEWELL RUBBERMAID INC.
Proposals - The Board of Directors recommends you vote FOR Items 1 through 3.

1.	Election of Directors - The Board of Directors
recommends a vote FOR the Nominees listed below:

	Nominees:			For	Against	Abstain

	1a.	Thomas E. Clarke		☐	☐	☐					For	Against	Abstain

	1b.	Kevin C. Conroy		☐	☐	☐		1i.	Michael B. Polk		☐	☐	☐

	1c.	Scott S. Cowen		☐	☐	☐		1j.	Steven J. Strobel		☐	☐	☐

	1d.	Michael T. Cowhig		☐	☐	☐		1k.	Michael A. Todman		☐	☐	☐

	1e. 1f. 1g. 1h.	Domenico De Sole Cynthia A. Montgomery Christopher D. O’Leary Jose Ignacio Perez-Lizaur		☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐		1l.	Raymond G. Viault		☐	☐	☐
							2.	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year 2015.			☐	☐	☐
							3.	Advisory resolution to approve executive compensation.			☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.						☐	The Board of Directors recommends a vote AGAINST Item 4.
Please indicate if you plan to attend this meeting.				☐ Yes	☐ No		4.	Shareholder proposal concerning special shareowner meetings.			☐	☐	☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.							NOTE: To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M84802-P61665

Proxy Solicited by the Board of Directors

For Annual Meeting of Stockholders to be held May 12, 2015

The undersigned hereby appoints Michael R. Peterson and John K. Stipancich, and each of them individually, as proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote at the Annual Meeting of Stockholders of NEWELL RUBBERMAID INC. to be held May 12, 2015, and at any adjournments or postponements thereof, on the election of directors and each of the other proposals listed on the reverse side.

This proxy revokes all previous proxies. The proxies named above are authorized to vote in their discretion with respect to any other matters that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. It is important that the shares are represented at this meeting, whether or not you plan to attend the meeting in person. To make sure that the shares are represented, we encourage you to sign, date and return this card, or vote the shares by using either of the electronic means described on the reverse side.

When this Proxy is properly executed, the shares to which it relates will be voted in the manner directed herein. If no direction is made, the shares will be voted FOR the election of all director candidates nominated by the Board of Directors, FOR proposal (2) on the reverse side, FOR proposal (3) on the reverse side and AGAINST proposal (4) on the reverse side and, in the discretion of the persons named as proxies, with respect to any other matters that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side